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As filed with the Securities and Exchange Commission on December 8, 2003

Registration No. 333-108856

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEKTAR THERAPEUTICS
(Exact name of registrant as specified in its charter)

Delaware	94-3134940
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

150 Industrial Road
San Carlos, California 94070
(650) 631-3100
(Address, including zip code, and telephone number, including area code of Registrant's principal executive offices)

Ajit S. Gill
Chief Executive Officer, President and Director
Nektar Therapeutics
150 Industrial Road
San Carlos, CA 94070
(650) 631-3100
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Mark P. Tanoury, Esq.
John M. Geschke, Esq.
Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
(650) 843-5000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Subject to Completion, Dated December 8, 2003

PROSPECTUS

NEKTAR THERAPEUTICS

$110,000,000 of 3% Convertible Subordinated Notes due June 30, 2010
and Shares of Common Stock Issuable upon Conversion of the Notes and 72,419 Shares of Additional Common Stock

        We issued $110,000,000 principal amount of our 3% Convertible Subordinated Notes due June 30, 2010 in a private offering in June 2003. This prospectus relates to our 3% Convertible Subordinated Notes due June 30, 2010 held by certain security holders who may offer for sale the notes and the shares of our common stock into which the notes are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling security holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. This prospectus also relates to the sale by AFAC Equity, L.P. of up to 72,419 shares of our common stock acquired by them from us in a private placement. AFAC Equity, L.P. may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from these resales.

        The notes have the following provisions:

  •
  the holders of the notes may convert the notes into shares of our common stock at any time at a conversion price of $11.35 per share which is equivalent to a conversion rate of 88.1057 shares per each $1,000 principal amount of notes, subject to adjustment;

  •
  we will pay interest on the notes on June 30 and December 30 of each year, and the first interest payment will be made on December 30, 2003;

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  the notes will mature on June 30, 2010;

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  we may redeem some or all of the notes at any time before June 30, 2006 at a redemption price of $1,000 per $1,000 principal amount of notes, if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice. If we choose to redeem the notes during this period, we will make an additional payment equal to $90 per $1,000 principal amount of notes redeemed, however the amount of this payment will be reduced by the amount of any interest actually paid on the notes redeemed before the date of the redemption. We may make this payment, at our option, in cash, in shares of our common stock or in a combination of cash and shares of our common stock;

  •
  in the event of a Change of Control, as defined in the section of this prospectus entitled "Description of the Notes-Repurchase at Option of Holders Upon a Change of Control," each holder of the notes may require us to repurchase some or all of the holder's notes at 100% of the principal amount of the notes plus accrued and unpaid interest. At our option, we may repurchase the notes for cash or common stock or a combination of cash, common stock or securities of a company that acquires us; and

  •
  the notes are unsecured and subordinated to all of our existing and future Senior Debt, as that term is defined in this prospectus, except we have purchased and pledged a portfolio of U.S. treasury securities as security for the notes, in an amount sufficient to pay the first six scheduled interest payments due on the notes.

        Prior to this offering, the notes have been eligible for trading on the PORTAL Market of the Nasdaq Stock Market. Notes sold by means of this prospectus will no longer trade on the PORTAL Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market.

        Our common stock trades on the Nasdaq National Market under the symbol "NKTR." The last reported sale price on December 5, 2003 was $13.15 per share.

        Investing in our common stock or our notes offered by this prospectus involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 6 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December     , 2003.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS OR THE REGISTRATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE NOTES NOR ANY SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS ARE BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, AND THE INFORMATION IN THE DOCUMENTS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS SPEAKS ONLY AS OF THE RESPECTIVE DATES THOSE DOCUMENTS WERE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE NOTES OR SHARES OF COMMON STOCK COVERED BY THIS PROSPECTUS.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under "Where You Can Find More Information."

SUMMARY

        This summary highlights information contained elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all the information that is important to you. We urge you to read this entire prospectus carefully, including the "Risk Factors" section and the documents incorporated and deemed to be incorporated by reference into this prospectus, including the financial statements and related notes, identified under "Where You Can Find More Information" before making an investment decision.

Nektar Therapeutics

Overview

        We are working to become one of the world's leading drug delivery products based companies by providing a portfolio of technologies and expertise that is intended to enable us and our pharmaceutical and biotechnology partners to improve drug performance throughout the drug development process. Historically, drug delivery has been focused on life cycle management of older products facing patent expiration, or on seeking product line extensions. The advent of newer technologies, including high-throughput screening, combinatorial chemistry, genomics and proteomics, has led to an increase in the number of molecular leads for new drugs. This has led pharmaceutical companies to focus earlier in development on molecular characteristics such as toxicity, solubility and immunogenicity to improve clinical safety and efficacy of drugs. We believe it is now recognized that drug delivery spans the entire development process, with an emphasis on applying technologies that can optimize drug candidates, and places a premium on faster and more efficient drug development.

        Our mission is to provide drug delivery technologies that enable superior therapeutics that make a difference in patients' lives. Primarily, we want to partner with pharmaceutical and biotechnology companies seeking to improve and differentiate the products in their pipelines. In addition to our partner-funded programs, we have started applying our technology independently through internal early-stage proprietary product development efforts.

        We have three areas of technological focus:

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  Nektar Molecule Engineering—using advanced PEGylation (covalent chemical attachment of polyethylene glycol, or PEG, chains to drug substances) and PEG-based delivery systems (e.g., PEG-based gels and polymer-based encapsulating agents) to enable drug performance;

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  Nektar Particle Engineering—using our expertise in pulmonary particle technology and supercritical fluids technology to design and manufacture optimal drug particles; and

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  Nektar Delivery Solutions—using advanced systems for pulmonary administration to improve therapeutic outcomes.

        Our technologies are designed to improve either the performance of a drug molecule (e.g., bioavailability, safety, efficacy, stability, targeting, etc.) or how the drug is delivered (e.g., enabling a new dosage form or delivery profile that improves how the therapeutic can treat patients). We believe these technologies have the potential to create better performing drugs, achieve shorter product development times and reduce the risk of product instability or inconsistency.

Corporate Information

        In January 2003, we changed our corporate name to Nektar Therapeutics from Inhale Therapeutic Systems, Inc. Our principal executive offices are located at 150 Industrial Road, San Carlos, California 94070. Our telephone number is (650) 631-3100. We maintain an Internet home page at www.nektar.com. The contents of our web page are not a part of this prospectus.

        All Nektar brand and product names are trademarks or registered trademarks of Nektar Therapeutics, in the United States and other countries. All other trade names, trademarks and service marks appearing in this prospectus are the property of their respective holders. We do not intend our use or display of other parties' trade names, or trademarks or service marks to imply a relationship with, or endorsement or sponsorship of, us by these other parties.

The Offering

        This prospectus relates to the sale by certain security holders of our 3% Convertible Subordinated Notes due June 30, 2010 and the shares of our common stock into which the notes are convertible and to the sale by AFAC Equity, L.P. of up to 72,419 shares of our common stock.

The Notes

        The following is a brief summary of some of the terms of the notes offered for resale by this prospectus. For a more complete description of the terms of the notes, see "Description of the Notes" in this prospectus.

Notes Offered	$110,000,000 aggregate principal amount of 3% Convertible Subordinated Notes due 2010 and shares of our common stock issuable upon conversion of the notes.
Maturity	June 30, 2010.
Interest	We will pay interest on the notes at 3% per annum on the principal amount, payable semiannually on June 30 and December 30, beginning on December 30, 2003.
Conversion Rights
Holders may convert the notes at their option at any time on or prior to maturity into shares of our common stock at a conversion price of $11.35 per share, which is equal to an initial conversion rate of approximately 88.1057 shares per $1,000 principal amount of notes. The conversion price is subject to adjustment. See "Description of the Notes—Conversion Rights."
Security
Pursuant to the terms of a pledge agreement between us and J.P. Morgan Trust Company, National Association, as collateral agent, we have purchased and pledged to the collateral agent, as security for the notes and for the exclusive benefit of the holders of the notes, a portfolio of $9,900,000 aggregate principal amount at maturity of zero-coupon U.S. treasury securities. This treasury portfolio consists of principal or interest strips of U.S. treasury securities that mature on or prior to the business day immediately preceding each of the first six interest payment dates for the notes in such amounts as are sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payment in full of the first six scheduled interest payments on the notes when due. In limited circumstances involving an event of default under the notes, the pledged U.S. treasury securities and the pledge account also secure the repayment of the principal amount of the notes and our obligation to pay the "additional payment" referred to below under "—Provisional Redemption." The notes are otherwise not secured. See "Description of the Notes—Security."

Provisional Redemption	We may redeem the notes, in whole or in part, at any time prior to June 30, 2006, at a redemption price, payable in cash, equal to $1,000 per $1,000 principal amount of notes to be redeemed if
•
the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of mailing of the provisional redemption notice; and
•
the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date.

Upon any provisional redemption, we will make an additional payment on the provisional redemption date with respect to the notes called for redemption in an amount equal to $90 per $1,000 principal amount of notes, less the amount of any interest actually paid on these notes before the provisional redemption date. We may make this additional payment, at our option, in either cash or our common stock (or a combination of both). We will state the form of consideration to be paid in our notice of provisional redemption. Payments made in our common stock will be valued at 97% of the average of the closing sale prices for the five consecutive trading days ending on the trading day prior to the provisional redemption date. We will be obligated to make this additional payment on all notes called for provisional redemption, including any notes converted after the notice date and on or before the provisional redemption date. See "Description of the Notes—Provisional Redemption."
Optional Redemption	We may redeem some or all of the notes on or after June 30, 2006 at the redemption prices listed in this prospectus, plus accrued and unpaid interest.
Repurchase Right
Holders of the notes may require us to repurchase some or all of the holders' notes at 100% of their principal amount plus accrued and unpaid interest in certain circumstances involving a Change of Control. The repurchase price is payable, at our option:
• in cash;

•
subject to the satisfaction of certain conditions, in our common stock or the securities of a company that acquires us. The number of shares of our common stock or the securities of the acquiror will equal the repurchase price (less any amounts paid in cash) divided by 95% of the average of the closing sale prices for the five consecutive trading days ending on and including the third trading day prior to the repurchase date; or
• a combination of cash, common stock or securities of a company that acquires us, as referred to above.
See "Description of the Notes—Repurchase at Option of Holders Upon a Change of Control."
Subordination
Other than as set forth under "Description of the Notes—Security" and "— Subordination," the notes are unsecured and rank subordinate to all of our existing and future Senior Debt (as defined under "Description of the Notes—Subordination") and are effectively subordinated to all of the indebtedness and other liabilities (including trade and other payables) of our subsidiaries. As of October 31, 2003, we had approximately $32.2 million of Senior Debt outstanding, and our subsidiaries had no indebtedness outstanding (other than intercompany indebtedness and liabilities), except for, Nektar Therapeutics AL, Corporation, which has entered into a $5 million revolving line of credit with Compass Bank of which $4.5 million is drawn and outstanding. The notes rank equal in right of payment (except to the extent of the collateral pledged to secure the notes as described above under "—Security") with our outstanding convertible subordinated notes and debentures. As of October 31, 2003, we had approximately $360.0 million aggregate principal amount of convertible subordinated notes and debentures outstanding. The indenture governing the notes does not limit the amount of indebtedness, including Senior Debt, or other liabilities that we and our subsidiaries may incur. See "Description of the Notes—Subordination."
Form and Denomination	The notes were issued in fully registered form.

The notes are represented by one or more global notes, deposited with a trustee as custodian for The Depository Trust Company and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the global notes are shown on, and any transfers will be effected only through, records maintained by DTC and its participants. See "Description of the Notes—Form, Denomination and Registration."
Use of Proceeds	We will not receive any proceeds from the sale by the selling securityholders of the notes or the shares of common stock issuable upon conversion of the notes.

Registration Rights
Under the terms of a registration rights agreement that we entered into in connection with the private offering of the notes in June 2003, we have filed a shelf registration statement under the Securities Act of 1933 relating to the resale of the notes and the common stock issuable upon conversion of the notes. This prospectus constitutes a part of that registration statement. We filed the shelf registration statement to permit the resale of the notes issued in the June 2003 private offering and shares of common stock issued on conversion of those notes, and investors who purchase notes or shares of common stock from selling holders in this offering will not be entitled to any registration rights under the registration rights agreement. In addition, under the registration rights agreement, selling holders may be required to discontinue the sale or other disposition of notes and shares of common stock issued upon conversion of notes pursuant to the shelf registration statement and to discontinue the use of this prospectus under certain circumstances specified in the registration rights agreement.

The Common Stock

        The following is a brief summary of the terms of the common stock offered for resale by AFAC Equity, L.P. by this prospectus. For a more complete description of the terms of our common stock, see "Description of Capital Stock" in this prospectus.

        In 2002, we issued shares of our common stock to AFAC Equity L.P., an affiliated partnership of McKinsey & Company, Inc. United States ("McKinsey"), in connection with certain consulting services provided to us by McKinsey during 2002.

        Under the terms of registration rights agreements that we entered into in connection with the sale of common stock to AFAC Equity, L.P., we have filed a shelf registration statement under the Securities Act of 1933 relating to the resale of 72,419 shares of common stock purchased by AFAC Equity, L.P. This prospectus constitutes a part of that registration statement. We filed the shelf registration statement to permit the resale of the common stock, and investors who purchase shares of common stock from AFAC Equity, L.P. in this offering will not be entitled to any registration rights under the registration rights agreements. In addition, under the registration rights agreements, AFAC Equity, L.P. may be required to discontinue the sale or other disposition of the common stock pursuant to the shelf registration statement and to discontinue the use of this prospectus under certain circumstances specified in the registration rights agreements.

Risk Factors

        See "Risk Factors" and other information included and incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes, the common stock issuable upon conversion of the notes or the common stock sold by AFAC Equity, L.P.

RISK FACTORS

        An investment in the securities offered by this prospectus involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus before deciding to purchase the notes or shares of common stock offered by this prospectus. Any of the following factors could materially and adversely affect our business, operating results or financial condition. In that case, the value of the notes and the market price of our common stock could decline and you may lose part or all of your investment.

Risks Related to our Business

If our collaborative partners that we depend on to obtain regulatory approvals and commercialization of our products are not successful, or if such collaborations fail, then our product development or commercialization of our products may be delayed or unsuccessful.

        Because we are in the business of developing technology for improving drug formulations and methods for drug delivery, and licensing these technologies to companies that make and sell drugs, we do not have the people and other resources to do the following things:

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  synthesize active pharmaceutical ingredients to be used as medicines;

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  design and conduct large scale clinical studies;

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  prepare and file documents necessary to obtain government approval to sell a given drug product; or

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  market and sell our products when and if they are approved.

        When we sign a collaborative development agreement or license agreement to develop a product with a drug or biotechnology company, the drug or biotechnology company agrees to do some or all of the things described above.

        Reliance on collaborative relationships poses a number of risks, including:

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  the potential inability to control whether and the extent to which our collaborative partners will devote sufficient resources to our programs or products;

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  disputes which may arise in the future with respect to the ownership of rights to technology and/or intellectual property developed with collaborative partners;

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  disagreements with collaborative partners which could lead to delays in or termination of the research, development or commercialization of product candidates, or result in litigation or arbitration;

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  the potential for contracts with our collaborative partners to fail to provide significant protection or to be effectively enforced if one of these partners fails to perform. Collaborative partners have considerable discretion in electing whether to pursue the development of any additional products and may pursue alternative technologies or products either on their own or in collaboration with our competitors;

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  the potential for collaborative partners with marketing rights to choose to devote fewer resources to the marketing of our products than they do to products of their own development;

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  risks related to the ability of our distributors and corporate partners to pay us; and

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  the potential for collaborative partners to unilaterally terminate their agreements with us for any or no reason.

        Given these risks, there is a great deal of uncertainty regarding the success of our current and future collaborative efforts.

        We have entered into collaborations in the past that have been subsequently terminated. If other collaborations are suspended or terminated, our ability to successfully commercialize certain of our other proposed products could also be negatively impacted. If these efforts fail, our product development or commercialization of products could be delayed and our financial position and results of operation would be significantly harmed.

If Pfizer does not file an NDA or equivalent European regulatory submission for approval for Exubera®, if the FDA or European regulatory agencies do not timely approve any NDA or equivalent European regulatory submission for Exubera or if our collaboration with Pfizer is discontinued prior to the launch of Exubera, then our financial position and results of operations will be significantly harmed.

        We are developing with Pfizer an inhaleable version of insulin, Exubera, for the treatment of Type 1 and Type 2 diabetes that will be administered using our Pulmonary Delivery Systems. Exubera is currently in Phase III clinical trials. We currently depend on Pfizer as the source of a significant portion of our revenues. For the three-months ended September 30, 2003, and 2002, contract research revenue from Pfizer accounted for 59% and 63% of our revenue, respectively, and 62% for both nine-month periods ended September 30, 2003 and 2002. Delays in the filing of the Exubera NDA or equivalent European regulatory submission will result in a delay in marketing approval, and there can be no assurance that even if the NDA or equivalent European regulatory submission is filed, Exubera will be approved for marketing and commercial use. Among the factors that may delay the filing or approval of the NDA or equivalent European regulatory submission, or the commercial launch of Exubera, or that may impact a decision to proceed at all with respect to any of the foregoing, are the following:

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  Pfizer is currently conducting studies to generate controlled long-term safety data with respect to Exubera, in particular its affect on lung function, and the results of the studies may impact the filing of regulatory submissions or regulatory approvals;

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  The results of any discussions with the FDA and European regulatory agencies with respect to the requirements for and timing of the submission of an NDA or equivalent European regulatory submission may impact the filing or approval of the NDA or equivalent European regulatory submission;

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  We may experience difficulties with respect to the processing of the dry powder formulation of inhaleable insulin, and the filling and packaging of the inhaleable insulin powder for Exubera. We may not be able to successfully transfer the filling and packaging technology to Pfizer for the large scale commercial production of Exubera;

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  We, with our contract manufacturers, may experience difficulties with respect to the production of the pulmonary inhaler device for Exubera, including the design, scale up and automation of the commercial manufacture of the pulmonary inhaler device for Exubera, and any such difficulties may delay the filing and approval of the NDA or equivalent European regulatory submission. Our contract manufacturers may also experience difficulties with respect to manufacturing the device in high volumes for commercial use; and

  •
  Pfizer may elect for marketing or other reasons to delay or not proceed with the filing of regulatory submissions for Exubera, or if approved following any such filing, the commercial launch of Exubera.

        The determination as to whether or when an NDA or equivalent European regulatory submission is filed with respect to Exubera will be made by Pfizer in its discretion. We cannot provide any assurance as to when or if any NDA or equivalent European regulatory submission will be made. If the filing or approval of the NDA or equivalent European regulatory submission is substantially delayed beyond the internal estimates we have made for purposes of budgeting and resource allocation, we may not have the financial ability to continue supporting the Exubera program or be able to meet our contractual obligations relating to the commercial launch of Exubera. In the event of any such delay, we may also elect to divert resources away from Exubera related activities or otherwise reduce our activities relating to the Exubera program. Any material delay in the filing for regulatory approval or material delay in receiving regulatory approval, or failure to receive regulatory approval for Exubera at all, would affect our contract research revenue from Pfizer, may result in the payment by us of substantial reimbursements to the contract manufacturers of our proprietary inhaler device with respect to the capital they have deployed in support of such activity, and would significantly harm our financial position and results of operations. Furthermore, should the collaboration with Pfizer be discontinued, our financial position and results of operations may be substantially harmed.

If we fail to establish future successful collaborative relationships, then our financial results may suffer and our product development efforts may be delayed or unsuccessful.

        We intend to seek future collaborative relationships with pharmaceutical and biotechnology partners to fund some of our research and development expenses and to develop and commercialize potential products. Further, we anticipate that the timing of drug development programs under existing collaborative agreements with our partners will continue to affect our revenues from such agreements. We may not be able to negotiate acceptable collaborative arrangements in the future, and any arrangements we do negotiate may not be successful. If we fail to establish additional collaborative relationships, we will be required to undertake research, development, marketing and manufacturing of our proposed products at our own expense or discontinue or reduce these activities.

If our drug delivery technologies are not commercially feasible, then our revenues and results of operations will be impacted negatively.

        We are in an early stage of development with respect to many of our products. There is a risk that our technologies will not be commercially feasible. Even if our technologies are commercially feasible, they may not be commercially accepted across a range of large and small molecule drugs. We have tested 13 drug formulations based on our Pulmonary Delivery Systems in humans, four of which are in Phase I development, but many other pulmonary delivery formulations have not been tested in clinical trials. While our Advanced PEGylation technology has been incorporated in five products that the FDA has approved for marketing, and seven others are in Phase I/II pivotal trials or in Phase III trials, other Advanced PEGylation drug formulations are in the early stages of feasibility or preclinical testing or in human clinical trials. Our Supercritical Fluid Technology is also primarily in an early stage of feasibility. This technology represents a new method of manufacturing drug particles and is still in research and development, with only one formulation having entered human clinical testing.

        Our potential products require extensive research, development and preclinical and clinical testing. Our potential products also may involve lengthy regulatory reviews and require regulatory approval before they can be sold. We do not know if, and cannot provide assurance that, any of our potential products will prove to be safe and effective, accomplish the objectives that we and our collaborative partners are seeking through the use of our technologies, meet regulatory standards or continue to meet such standards if already approved. There is a risk that we and our collaborative partners may not be able to produce any of our potential products in commercial quantities at acceptable costs, or market them successfully. Failure to achieve commercial feasibility, demonstrate safety, achieve clinical efficacy, obtain regulatory approval or, together with partners, successfully market products will negatively impact our revenues and results of operations.

If our research and development efforts are delayed or unsuccessful, then we will experience delay or be unsuccessful in having our products commercialized, and our business will suffer.

        Except for our products that have already been approved by the FDA, or other regulatory agencies, our product candidates are still in research and development, including preclinical testing and clinical trials. Preclinical testing and clinical trials are long, expensive and uncertain processes. It may take us or our collaborators several years to complete this testing, and failure can occur at any stage in the process. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in later stage clinical trials, even after promising results in earlier trials.

        Any clinical trial may fail to produce results satisfactory to us, our collaborative partners or the FDA. Preclinical and clinical data can be interpreted in different ways, which could delay, limit or prevent regulatory approval or commercialization. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be repeated or a program to be terminated. We typically rely on collaborative partners and third-party clinical investigators to conduct clinical trials of our products and, as a result, we may face additional delaying factors outside our control.

        We do not know if any of our research and development efforts, including preclinical testing or clinical trials will adhere to our planned schedules or be completed on a timely basis or at all. Typically, there is a high rate of attrition for product candidates in preclinical and clinical trials.

If our drug delivery technologies do not satisfy certain basic feasibility requirements such as total system efficiency, then our products may not be competitive.

        We may not be able to achieve the total system efficiency for products based on our Pulmonary Delivery Systems that is needed to be competitive with alternative routes of delivery or formulation technologies. We determine total system efficiency by the amount of drug loss during manufacture, in the delivery system, and in reaching the ultimate site at which the drug exhibits its activity.

        Deep lung bioavailability is the percentage of a drug that is absorbed into the bloodstream when that drug is delivered directly to the lungs as compared to when the drug is delivered by injection. Relative bioavailability is the initial screen for determining whether deep lung delivery of any drug, based on our Pulmonary Delivery Systems, is commercially feasible. We would not consider a drug to be a good candidate for development and commercialization using our Pulmonary Delivery Systems if drug loss is excessive at any one stage or cumulatively in the manufacturing and delivery process.

        Our ability to efficiently attach PEG polymer chains to a drug molecule is the initial screen for determining whether drug formulations using our Advanced PEGylation technology are commercially feasible. We would not consider a drug formulation to be a good candidate for development and commercialization using our Advanced PEGylation technology if we could not efficiently attach a PEG polymer chain to such drug without destroying or impairing the drug's activity.

        For our Supercritical Fluid Technology, solubility characteristics of a drug and the solvents, which may be incorporated in the manufacturing process, provide the initial screen for whether drug formulations using this technology are commercially feasible. We would not consider a drug to be a good candidate for this technology if its solubility characteristics were such that the application of our technology results in very low efficiency in manufacturing of drug powders.

If our drug formulations are not stable, then we will not be able to develop or commercialize products.

        We may not be able to identify and produce powdered or other formulations of drugs that retain the physical and chemical properties needed to work effectively with our inhaler devices for deep lung delivery using our Pulmonary Delivery Systems, or through other methods of drug delivery using our Advanced PEGylation or Supercritical Fluid Technology. Formulation stability is the physical and chemical stability of the drug over time and under various storage, shipping and usage conditions. Formulation stability will vary with each drug formulation and the type and amount of ingredients that are used in the formulation. Since our drug formulation technology is new and largely unproven, we do not know if our drug formulations will retain the needed physical and chemical properties and performance of the drugs. Problems with formulated drug powder stability in particular would negatively impact our ability to develop products based on our Pulmonary Delivery Systems or Supercritical Fluid Technology, or obtain regulatory approval for or market such products.

If our drug delivery technologies are not safe, then regulatory approval of our products may not be obtained, or our products may not be developed or marketed.

        We or our collaborative partners may not be able to prove that potential products using our drug delivery technologies are safe. Our products require lengthy laboratory, animal and human testing. Most of our products are in preclinical testing or the early stage of human testing. Since most of our products are in an early stage of testing and have not completed clinical trials, we cannot be certain that these products, and our technology that developed these products, are safe or will not produce unacceptable adverse side effects. The safety of our formulations will vary with each drug and the ingredients used in our formulation. If any product is found not to be safe, the product will not be approved for marketing or commercialization.

If product liability lawsuits are brought against us, we may incur substantial liabilities.

        The manufacture, testing, marketing and sale of medical products entail an inherent risk of product liability. If product liability costs exceed our liability insurance coverage, we may incur substantial liabilities. Whether or not we were ultimately successful in product liability litigation, such litigation would consume substantial amounts of our financial and managerial resources, and might result in adverse publicity, all of which would impair our business. We may not be able to maintain our clinical trial insurance or product liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential claims or losses.

If our products using our Pulmonary Delivery Systems do not provide consistent doses of medicine, then we will not be able to develop, obtain regulatory approval for and commercialize products.

        We may not be able to provide reproducible dosing of stable formulations of drug compounds. Reproducible dosing is the ability to deliver a consistent and predictable amount of drug into the bloodstream over time both for a single patient and across patient groups. Reproducible dosing of drugs based on our Pulmonary Delivery Systems requires the development of:

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  an inhalation or other device that consistently delivers predictable amounts of dry powder to the deep lung;

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  accurate unit dose packaging of dry powder; and

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  moisture resistant packaging.

        Since our Pulmonary Delivery Systems are still in development and are yet to be used in commercialized products, we cannot be certain that we will be able to develop reproducible dosing of any potential product. The failure to do so means that we would not consider such a product as a good candidate for development and commercialization.

If we or our partners do not obtain regulatory approval for our products on a timely basis, then our revenues and results of operations may be affected negatively.

        There is a risk that we or our partners will not obtain regulatory approval for our unapproved products on a timely basis, or at all. Our unapproved products must undergo rigorous animal and human testing and an extensive FDA mandated or equivalent foreign authorities' review process. This process generally takes a number of years and requires the expenditure of substantial resources. The time required for completing such testing and obtaining such approvals is uncertain. The FDA and other U.S. and foreign regulatory agencies also have substantial discretion to terminate clinical trials, require additional testing, delay or withhold registration and marketing approval and mandate product withdrawals including recalls. The FDA has approved for marketing five products using our Advanced PEGylation technology for specific uses in the United States. Further, another product using our Advanced PEGylation technology has been approved in Europe. Even though our partners have obtained regulatory approval for some of our products, these products and our manufacturing processes are subject to continued review by the FDA and other regulatory authorities. Even if our partners receive regulatory approval of a product, the approval may limit the indicated uses for which our partners may market the product. In addition, our partners' marketed products, our manufacturing facilities and we, as the manufacturer in certain instances, will be subject to continual review and periodic inspections. Later discovery from such review and inspection of previously unknown problems may result in restrictions on our partners' products or on us, including withdrawal of our partners' products from the market. The failure to obtain timely regulatory approval of our partners' products, any product marketing limitations or a product withdrawal would negatively impact our revenues and results of operations.

        In addition, we may encounter delays or rejections based upon changes in FDA regulations or policies, including policies relating to current good manufacturing practice compliance, or "cGMP," during the period of product development. We may encounter similar delays in other countries.

If our technologies cannot be integrated successfully to bring products to market, then our ability to develop, and our partners' ability to obtain approval or market our products, may be delayed or unsuccessful.

        We may not be able to integrate all of the relevant technologies to provide complete drug delivery and formulation systems. In particular, our development of drugs based on our Pulmonary Delivery Systems relies upon the following several different but related technologies:

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  dry powder formulations;

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  dry powder processing technology;

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  dry powder packaging technology; and

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  deep lung delivery devices.

        Our other technologies may face similar challenges relating to the integration of drug formulation, processing, packaging and delivery device technologies. At the same time we must:

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  establish collaborations with partners;

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  perform laboratory and clinical testing of potential products; and

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  scale-up our manufacturing processes.

        We must accomplish all of these steps without delaying any aspect of technology development. Any delay in one component of product or business development could delay our ability to develop, and our partners' ability to obtain approval or market products using our delivery and formulation technologies.

If we are not able to manufacture our products in commercially feasible quantities or at commercially feasible costs, then our products will not be successfully commercialized.

Nektar Advanced PEGylation and Supercritical Fluid Technology

        Except for the five approved products incorporating our Advanced PEGylation technology, all of the drug formulations which incorporate our Advanced PEGylation and Supercritical Fluid Technology are in various stages of feasibility testing or human clinical trials. We anticipate having to expand our Advanced PEGylation technology and our Supercritical Fluid Technology manufacturing facilities. If we are not able to scale-up to large clinical trials or commercial manufacturing for products incorporating either of these technologies in a timely manner or at a commercially reasonable cost, we risk not meeting our customers' supply requirements or our contractual obligations. Our failure to solve any of these problems could delay or prevent late stage clinical testing and commercialization of our products and could negatively impact our revenues and results of operations.

Nektar Pulmonary Particle Technology and Delivery Systems

        Powder Processing.    We have no experience manufacturing powder products for commercial purposes. With respect to drugs based on our Pulmonary Delivery Systems, we have only performed powder processing on the scale needed for testing formulations, and for early stage and larger clinical trials. We may encounter manufacturing and control problems as we attempt to scale-up powder processing facilities. We may not be able to achieve such scale-up in a timely manner or at a commercially reasonable cost, if at all, and the powder processing system we implement may not be applicable for other drugs. Our failure to solve any of these problems could delay or prevent some late stage clinical testing and commercialization of our products and could negatively impact our revenues and results of operations.

        To date, we rely primarily on one particular method of powder processing. There is a risk that this technology will not work with all drugs or that the cost of drug production with this processing will preclude the commercial viability of certain drugs. Additionally, there is a risk that any alternative powder processing methods we may pursue will not be commercially practical for aerosol drugs or that we will not have, or be able to acquire the rights to use, such alternative methods.

        Powder Packaging.    Our fine particle powders and small quantity packaging utilized for drugs based on our Pulmonary Particle Technology and Delivery Systems require special handling. We have designed and qualified automated filling equipment for small and moderate quantity packaging of fine powders. We face significant technical challenges in scaling-up an automated filling system that can handle the small dose and particle sizes of our powders in commercial quantities. There is a risk that we will not be able to scale-up our automated filling equipment in a timely manner or at commercially reasonable costs. Any failure or delay in such scale-up would delay product development or bar commercialization of products based on our Pulmonary Delivery Systems and would negatively impact our revenues and results of operations.

        There can be no assurance we will be able to successfully manufacture products on our autofiller system in a timely manner or at a commercially reasonable cost; any delay or failure in further developing such technology would delay product development or inhibit commercialization of our products and would have a materially adverse effect on us.

        Nektar Pulmonary Delivery Systems.    We face many technical challenges in developing our Pulmonary Delivery Systems to work with a broad range of drugs, to produce such devices in sufficient quantities and to adapt the devices to different powder formulations. Our inhaler device being used with Exubera is still in clinical testing and production scale-up work is underway. Further design and development work is underway to enable commercial manufacturing and additional work may be required to optimize the device for regulatory approval, field reliability or other issues that may be important to its commercial success.

        Additional design and development work may lead to a delay in regulatory approval and delay efforts to seek regulatory approval for any product that incorporates the device or the time the device could be ready for commercial launch. In addition, we are attempting to develop a smaller inhaler device, which presents particular technical challenges. There is a risk that we will not successfully achieve any of these challenges. Our failure to overcome any of these challenges would negatively impact our revenues and results of operations.

        For late stage clinical trials and initial commercial production, we intend to use one or more contract manufacturers to produce our pulmonary inhaler devices. There is a risk that we will not be able to maintain arrangements with our contract manufacturers on commercially acceptable terms or at all, or effectively scale-up production of our pulmonary inhaler devices through contract manufacturers. Our failure to do so would negatively impact our revenues and results of operations. Dependence on third parties for the manufacture of our pulmonary inhaler devices and their supply chain may adversely affect our cost of goods and ability to develop and commercialize products on a timely or competitive basis. Because our manufacturing processes and those of our contract manufacturers are very complex and subject to lengthy governmental approval processes, alternative qualified production sources or capacity may not be available on a timely basis or at all. Disruptions or delays in our manufacturing processes or those of our contract manufacturers for existing or new products could result in increased costs, loss of revenues or market share, or damage to our reputation.

        There is no assurance that devices designed by us and built by contract manufacturers will be approved or will meet approval requirements on a timely basis or at all, or that any of our device development will be successful or commercially viable.

We depend on sole or exclusive suppliers for our pulmonary inhaler devices, bulk active pharmaceutical ingredients and PEG polymer chains and if such suppliers fail to supply when required, then our product development efforts may be delayed or unsuccessful.

        We agreed to subcontract the manufacture of our pulmonary inhaler devices used with Exubera before commercial production. We have identified contract manufacturers that we believe have the technical capabilities and production capacity to manufacture such device and which can meet the requirements of cGMP. We are not certain that we will be able to maintain satisfactory contract manufacturing on commercially acceptable terms, if at all. Our failure to maintain ongoing commercial relationships with our existing contract manufacturers may subject us to significant reimbursement obligations upon termination of such relationships. Our dependence on third parties for the manufacture of our pulmonary inhaler devices may negatively impact our cost of goods and our ability to develop and commercialize products based on our Pulmonary Delivery Systems on a timely and competitive basis.

        For the most part, we obtain the bulk active pharmaceutical ingredients we use to manufacture products using our technologies from sole or exclusive sources of supply. For example, with respect to our source of bulk insulin, we have entered into a collaborative agreement with Pfizer that has, in turn, entered into an agreement with Aventis Pharma to manufacture regular human insulin. Under the terms of their agreement, Pfizer and Aventis Pharma agreed to construct a jointly owned manufacturing plant in Frankfurt, Germany. Until needed, Pfizer will provide us with insulin from Aventis Pharma's existing plant. We have also entered into an agreement with one supplier for the supply of PEG polymer chains we use in our products that incorporate our Advanced PEGylation technology. NOF Corporation is our supplier of pharmaceutical grade PEGylation materials pursuant to an agreement.

        If our sole or exclusive source suppliers fail to provide either active pharmaceutical ingredients or PEGylation materials in sufficient quantities when required, our revenues and results of operations will be negatively impacted.

If the market does not accept products using our drug delivery technologies, then our revenues and results of operations will be adversely affected.

        The commercial success of our potential products depends upon market acceptance by health care providers, third-party payors like health insurance companies and Medicare and patients. Our products under development use new drug delivery technologies and there is a risk that the market will not accept our potential products. Market acceptance will depend on many factors, including:

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  the safety and efficacy of products demonstrated in clinical trials;

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  favorable regulatory approval and product labeling;

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  the frequency of product use;

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  the availability of third-party reimbursement;

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  the availability of alternative technologies; and

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  the price of our products relative to alternative technologies.

        There is a risk that health care providers, patients or third-party payors will not accept products using our drug delivery and formulation technologies. If the market does not accept our potential products, our revenues and results of operations would be significantly and negatively impacted.

If our products are not cost effective, then government and private insurance plans may not pay for them and our products may not be widely accepted, which will adversely affect our revenues and results of operations.

        In both domestic and foreign markets, sales of our products under development will depend in part upon the availability of reimbursement from third-party payors, such as government health administration authorities, managed care providers, private health insurers and other organizations. In addition, such third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Legislation and regulations affecting the pricing of pharmaceuticals may change before regulatory agencies approve our proposed products for marketing. Adoption of such legislation and regulations could further limit reimbursement for medical products. A government or third-party payor decision to not provide adequate coverage and reimbursements for our products would limit market acceptance of such products.

If our competitors develop and sell better drug delivery and formulation technologies, then our products or technologies may be uncompetitive or obsolete and our revenues and results of operations will be adversely affected.

        We are aware of other companies engaged in developing and commercializing drug delivery and formulation technologies similar to our technologies. Some of our competitors with regard to our Pulmonary Delivery Systems include AeroGen, Inc., Alkermes, Inc. and Aradigm Corporation. AeroGen and Aradigm are each developing liquid drug delivery systems, and Alkermes is working on a dry powder delivery system. Our competitors with regard to our Advanced PEGylation technology include Valentis, Inc., Mountain View Pharmaceuticals, Inc. and SunBio PEG-SHOP, as well as several pharmaceutical and biotechnology companies with in-house PEGylation expertise. Some of our competitors with regard to our Supercritical Fluid Technology include Alkermes, Battelle Memorial Institute, Ethypharm SA, Ferro Corp., Lavipharm SA and RxKinetics. Some of these companies license or provide the technology to other companies, while others are developing the technology for internal use. Many of these companies have greater research and development capabilities, experience, manufacturing, marketing, financial and managerial resources than we do and represent significant competition for us. Acquisitions of or collaborations with competing drug delivery companies by large pharmaceutical or biotechnology companies could enhance our competitors' financial, marketing and other resources. Accordingly, our competitors may succeed in developing competing technologies, obtaining regulatory approval for products or gaining market acceptance before us. Developments by others could make our products or technologies uncompetitive or obsolete. Our competitors may introduce products or processes competitive with or superior to our products or processes.

If any of our patents are invalid or pending patents do not issue or following issuance are deemed not valid, then we may lose key intellectual property right protection. If our products infringe on third-party's rights, then we will suffer adverse effects on our ability to develop and commercialize products as well as our revenues and results of operations.

        We have filed patent applications covering certain aspects of our inhalation devices, powder processing technology, powder formulations and deep lung route of delivery for certain molecules as well as for our Advanced PEGylation and Supercritical Fluid Technology, and we plan to file additional patent applications. As of September 30, 2003, we had 605 issued U.S. and foreign patents that cover certain aspects of our technologies and we have a number of patent applications pending. There is a risk that many of the patents applied for will not issue, or that any patents that issue or have issued will not be held valid and enforceable. Enforcing our patent rights would be time consuming and costly.

        Our access or our partners' access to the drugs to be formulated using our technologies will affect our ability to develop and commercialize our technologies. Many drugs, including powder formulations of certain drugs that are presently under development by us, and our drug formulation technologies are subject to issued and pending U.S. and foreign patents that may be owned by competitors. We know that there are issued patents and pending patent applications relating to the formulation and delivery of large and small molecule drugs, including several for which we are developing formulations using our various technologies. This situation is highly complex, and the ability of any one company, including us, to commercialize a particular drug is unpredictable.

        We intend generally to rely on the ability of our partners to provide access to the drugs that we formulate for deep lung and other forms of delivery. There is a risk that our partners will not be able to provide access to such drug candidates. Even if our partners provide such access, there is a risk that third parties will accuse, and possibly a court or a governmental agency will determine, our partners or us to be infringing a third-party's patent rights, and we will be prohibited from working with the drug or be found liable for damages that may not be subject to indemnification, or we may choose to pay such third party royalties under a license to such patent rights. Any such restriction on access to drug candidates, liability for damages or payment of royalties would negatively impact our revenues and results of operations.

We may incur material litigation costs, which may adversely affect our business and results of operations.

        We are party to various litigation matters, including several which relate to our patent and intellectual property rights. We cannot predict with certainty the eventual outcome of any pending litigation or potential future litigation, and we might have to incur substantial expense in defending these or future lawsuits or indemnifying third parties with respect to the results of such litigation.

If earthquakes, tornadoes, hurricanes and other catastrophic events strike, our business may be negatively affected.

        Our corporate headquarters, including a substantial portion of our research and development operations, are located in the Silicon Valley area of Northern California, a region known for seismic activity. A significant natural disaster such as an earthquake could have a material adverse impact on our business, operating results, and financial condition. Certain of our other facilities, such as our facility in Huntsville, Alabama and certain of our collaborative partners located elsewhere may also be subject to catastrophic events such as hurricanes and tornadoes, any of which could have a material adverse effect on our business, operating results, and financial condition.

Investors should be aware of industry-wide risks, which are applicable to us and may affect our revenues and results of operations.

        In addition to the risks associated specifically with us described above, investors should also be aware of general risks associated with drug development and the pharmaceutical and biotechnology industries. These include, but are not limited to:

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  changes in and compliance with government regulations;

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  handling and disposal of hazardous materials;

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  workplace health and safety requirements;

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  hiring and retaining qualified people; and

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  insuring against product liability claims.

If we do not generate sufficient cash flow through increased revenues or raising additional capital, then we may not be able to meet our substantial debt obligations.

        As of October 31, 2003, we had approximately $360.0 million in long-term convertible subordinated notes and debentures, $30.4 million in non-current capital lease obligations and $4.6 million in other long-term liabilities. Of the $30.4 million in non-current capital lease obligations and $4.6 million in other long-term liabilities, $32.2 million has been designated as Senior Debt. Our substantial indebtedness, which totaled $395.0 million, has and will continue to impact us by:

  •
  making it more difficult to obtain additional financing; and

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  constraining our ability to react quickly in an unfavorable economic climate.

        Currently we are not generating positive cash flow. Delay in the approval of Exubera, or other adverse occurrences related to our product development efforts will adversely impact our ability to meet our obligations to repay the principal amounts on our convertible subordinated notes and debentures when due. In addition, because of the decline in the market price of our common stock, it has become highly unlikely that the holders of a large percentage of our outstanding convertible subordinated notes and debentures will convert such securities to equity in accordance with their existing terms. If we are unable to satisfy our debt service requirements, substantial liquidity problems could result. As of September 30, 2003, we had cash, cash equivalents and short-term investments valued at approximately $304.2 million. We expect to use substantially all of these assets to fund our on-going operations over the next few years. As of October 31, 2003, we had approximately $360.0 million outstanding convertible subordinated notes and debentures, of which $7.8 million, $182.9 million and $169.3 million in principal amount will mature in 2006, 2007 and 2010, respectively. We may not generate sufficient cash from operations to repay our convertible subordinated notes and debentures or satisfy any other of these obligations when they become due and may have to raise additional financing from the sale of equity or debt securities or otherwise restructure our obligations in order to do so. There can no assurance that any such financing or restructuring will be available to us on commercially acceptable terms, if at all.

If we cannot raise additional capital our financial condition may suffer.

        Our capital needs may change as a result of numerous factors, and may result in additional funding requirements. In addition, we may choose to raise additional capital due to market conditions or strategic considerations. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in dilution to our stockholders.

        We have no material credit facility or other material committed sources of capital. To the extent operating and capital resources are insufficient to meet future requirements, we will have to raise additional funds to continue the development and commercialization of our technologies and products. Such funds may not be available on favorable terms, or at all. In particular, our substantial leverage may limit our ability to obtain additional financing. In addition, as an early stage biotechnology company, we do not qualify to issue investment grade debt and therefore any financing we do undertake will likely involve the issuance of equity, convertible debt instruments and/or high-yield debt. These sources of capital may not be available to us in the event we require additional financing. If adequate funds are not available on reasonable terms, we may be required to curtail operations significantly or obtain funds by entering into financing, supply or collaboration agreements on unattractive terms. Our inability to raise capital could negatively impact our business.

If we fail to manage our growth effectively, our business may suffer.

        Our ability to offer commercially viable products, achieve our expansion objectives, manage our growth effectively and satisfy our commitments under our collaboration agreements depends on a variety of factors, all of which must be successfully managed. Key factors include our ability to develop products internally, enter into strategic partnerships with collaborators, attract and retain skilled employees and effectively expand our internal organization to accommodate anticipated growth including integration of any potential businesses that we may acquire. If we are unable to manage some or all of these factors effectively, our business could grow too slowly or too quickly to be successfully sustained, thereby resulting in material adverse effects on our business, financial condition and results of operations.

If we do not effectively integrate personnel and operations relating to our acquisitions of Bradford Particle Design and Shearwater, our business and management may suffer disruptions.

        Our relatively recent acquisitions of Bradford Particle Design and Shearwater may present unique risks related to our business. We may not be able to successfully assimilate the additional personnel, operations, acquired technology and products into our business. In particular, we need to assimilate and retain key management, research and engineering personnel. Key personnel from acquired companies often decide to pursue other opportunities. In addition, there may be complications if we attempt to integrate any of the technology acquired from these companies with our other technologies, and it is uncertain whether we may accomplish this easily or at all. These integration difficulties could disrupt our ongoing business, distract management and employees or increase expenses. Acquisitions are inherently risky, and we may also face unexpected costs, which may adversely affect operating results in any quarter. Additionally we face additional risks related to cross-border acquisitions and international operations, including foreign legal and regulatory restrictions and potential economic instability. Due diligence conducted in connection with our acquisitions may not have uncovered all the potential problems or liabilities we may have assumed in these transactions. Any of these risks could have a significant impact on our ability to continue our research and development efforts, and regulatory and commercialization efforts on a competitive and timely basis.

If we acquire additional companies, products or technologies, we may face risks similar to those faced in our other acquisitions.

        We may continue to acquire or make investments in complementary companies, products or technologies. We may not realize the anticipated benefits of any other acquisition or investment. If we acquire another company, we will likely face some or all of the same risks, uncertainties, earnings and disruptions as discussed above with respect to our recent acquisitions. We may face risks relating to difficult integrations of personnel, technology and operations, uncertainty whether any integration will be successful and whether earnings will be negatively affected, and potential distractions to our management with respect to these acquisitions. In addition, our earnings may suffer because of acquisition-related costs.

We expect to continue to lose money for the next few years and may not reach profitability if our products do not generate sufficient revenue.

        We have never been profitable and, through September 30, 2003, we have an accumulated deficit of approximately $599.5 million. We expect to continue to incur substantial and potentially increasing losses over at least the next few years as we expand our research and development efforts, testing activities and manufacturing operations, and as we further expand our late stage clinical and early commercial production facilities. Most of our potential products are in the early stages of development. Except for the approved products incorporating our Advanced PEGylation technology, we have generated no revenues from product sales. Our revenues to date have consisted primarily of payments under short-term research and feasibility agreements and development contracts.

        To achieve and sustain profitable operations, we must, alone or with others, successfully develop, obtain regulatory approval for, manufacture, introduce, market and sell products using our drug delivery technologies. There is risk that we will not generate sufficient product or contract research revenue to become profitable or to sustain profitability.

Anti-takeover provisions in our charter documents and under Delaware law may make it more difficult to acquire us, even though such acquisitions may be beneficial to our stockholders.

        Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even though such acquisitions may be beneficial to our stockholders. These anti-takeover provisions include:

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  establishment of a classified board of directors such that not all members of the board may be elected at one time;

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  lack of a provision for cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

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  the ability of our board to authorize the issuance of "blank check" preferred stock to increase the number of outstanding shares and thwart a takeover attempt;

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  prohibition on stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of stockholders;

  •
  establishment of advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

  •
  limitations on who may call a special meeting of stockholders.

        Further, we have in place a preferred share purchase rights plan, commonly known as a "poison pill." The provisions described above, our "poison pill" and provisions of Delaware law relating to business combinations with interested stockholders may discourage, delay or prevent a third party from acquiring us. These provisions may also discourage, delay or prevent a third party from acquiring a large portion of our securities, or initiating a tender offer or proxy contest, even if our stockholders might receive a premium for their shares in the acquisition over the then current market prices.

Risks Relating to the Notes and Our Common Stock

Our ability to repurchase the notes, if required, may be limited.

        In certain circumstances involving a Change of Control, the holders of the notes may require us to repurchase some or all of the holder's notes. We currently do not have sufficient financial resources and may not be able to arrange financing to pay the repurchase price of the notes if they were required to be repurchased by us. Our ability to repurchase the notes in such event may be limited by law, the indenture, by the terms of other agreements relating to our Senior Debt and as such indebtedness and agreements may be entered into, replaced, supplemented or amended from time to time. We may be required to refinance our Senior Debt in order to make such payments.

We expect our stock price to remain volatile.

        Our stock price is volatile. In the last twelve-month period ending November 30, 2003, based on closing bid prices on The Nasdaq National Market, our stock price ranged from $4.46 to $14.94. We expect our stock price to remain volatile. A variety of factors may have a significant effect on the market price of our common stock, including:

  •
  clinical trial results or product development delays or delays in product approval or launch;

  •
  announcements by collaboration partners as to their plan or expectations related to products using our technologies;

  •
  announcement or termination of collaborative relationships by us or our competitors;

  •
  fluctuations in our operating results;

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  developments in patent or other proprietary rights;

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  announcements of technological innovations or new therapeutic products;

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  governmental regulation;

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  public concern as to the safety of drug formulations developed by us or others; and

  •
  general market conditions.

        Any litigation brought against us as a result of this volatility could result in substantial costs and a diversion of our management's attention and resources, which could negatively impact our financial condition, revenues, results of operations, the price of our common stock and the trading prices of the notes.

The notes are subordinated to any of our existing and future Senior Debt.

        Except as described below in the section entitled "Description of the Notes—Security" and "—Subordination," the notes are contractually subordinated in the right of payment to our existing and future Senior Debt. As of October 31, 2003, we had approximately $32.2 million of Senior Debt outstanding. The indenture does not limit the creation of additional Senior Debt (or any other indebtedness). Any significant additional Senior Debt incurred may materially adversely impact our ability to service our debt, including the notes. Due to the subordination provisions, in the event of our insolvency, funds which we would otherwise use to pay the holders of the notes will be used to pay the holders of Senior Debt to the extent necessary to pay the Senior Debt in full. As a result of these payments, our general creditors may recover less, ratably, than the holders of our Senior Debt and such general creditors may recover more, ratably, than the holders of our notes or our other subordinated indebtedness. In addition, the holders of our Senior Debt may, under certain circumstances, restrict or prohibit us from making payments on the notes.

The notes are effectively subordinated to the liabilities of our subsidiaries.

        The notes are effectively subordinated to all existing and future liabilities of our subsidiaries. These liabilities may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. Therefore, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary upon that subsidiary's liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. However, even if we are a creditor of one of our subsidiaries, our claims would still be effectively subordinated to any security interests in, or mortgages or other liens on, the assets of that subsidiary and would be subordinate to any indebtedness of the subsidiary senior to that held by us. As of October 31, 2003, our subsidiaries had no indebtedness outstanding (other than intercompany indebtedness and liabilities), except for Nektar Therapeutics AL, Corporation, which has entered into a $5.0 million revolving line of credit with Compass Bank, of which $4.5 million is drawn and outstanding.

Absence of market for the notes.

        We issued the notes in June 2003 in a private offering made to "qualified institutional buyers," as defined in Rule 144 under the Securities Act of 1933. The offering was made through a group of investment banks, which we refer to as the "initial purchasers," for which Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as sole book-running manager. Prior to that offering, there was no trading market for the notes. Although the initial purchasers advised us at the time of that offering that they intended to make a market in the notes, they are not obligated to do so and may discontinue such market making at any time without notice. Accordingly, there can be no assurance that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the value of the notes could be materially adversely affected.

        There is no public market for the notes, and we do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes through any automated quotation system. The notes issued to qualified institutional buyers in the June 2003 offering currently trade on the PORTAL Market. However, once notes are sold under this prospectus, those notes will no longer trade on the PORTAL market.

Future sales of our common stock in the public market could adversely affect the trading price of our common stock and the value of the notes and our ability to raise funds in new stock offerings.

        Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. As of October 31, 2003, we had:

  •
  15,221,110 shares of common stock reserved for issuance upon exercise of options outstanding under our stock option plans;

  •
  56,000 shares of our common stock reserved for issuance upon exercise of outstanding warrants;

  •
  21,163,730 shares of common stock reserved for issuance upon conversion of our outstanding convertible subordinated notes and debentures as well as our outstanding convertible preferred stock; and

  •
  711,501 additional shares reserved for future issuance under our stock option and stock purchase plans.

        We cannot predict the effect, if any, that future sales of shares of common stock, or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the notes prevailing from time to time. Sales of substantial amounts of common stock or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock and the value of the notes.

        The notes are convertible at the option of the holders into shares of our common stock. Pursuant to a registration rights agreement entered into in connection with this offering, we have registered the notes and the shares of common stock issuable upon conversion of the notes pursuant to a registration statement filed with the SEC of which this prospectus is a part. Accordingly, such common stock will be freely tradable in the public markets without restriction. In addition, if we elect to redeem the notes as described below under "Description of the Notes—Provisional Redemption," we are required to repurchase notes following specified change in control events relating to us as described below under "Description of the Notes—Repurchase at Option of Holders Upon a Change in Control," or we undertake similar transactions with respect to our outstanding convertible notes that have similar terms, we have the option of paying all or a portion of the additional payments due in such provisional redemption or purchase price in such repurchase, as applicable, in shares of our common stock. The conversion of notes into common stock or the issuance of common stock to pay additional amounts due upon provisional redemption or the purchase price of any notes upon a change of control could result in the issuance of a substantial number of shares and substantial dilution to our stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

        Our earnings were insufficient to cover fixed charges in each of the years in the five-year period ended December 31, 2002 and in the nine-month periods ended September 30, 2003 and 2002. Earnings consist of loss from continuing operations before income taxes, extraordinary items, cumulative effect of accounting changes, equity in net losses of affiliates and fixed charges, adjusted for capitalized interest. Fixed charges consist of interest expensed and capitalized and amortized premiums, discounts and capitalized expenses related to indebtedness. The extent to which earnings were insufficient to cover fixed charges is as follows:

	Year Ended December 31,					Nine Months Ended September 30,
	2002	2001	2000	1999	1998	2003	2002
	(in thousands)
Deficiency of earnings available to cover fixed charges	$(107,468)	$(251,238)	$(97,403)	$(38,448)	$(18,559)	$(50,194)	$(76,394)
Ratio of earnings to fixed charges	N/A	N/A	N/A	N/A	N/A	N/A	N/A

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents that we have filed with the Securities and Exchange Commission that are included or incorporated or deemed to be incorporated by reference in this prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these statements include, among other things, statements relating to:

  •
  our business strategy, including our acquisition strategy;

  •
  the development of our products;

  •
  the establishment and development of collaborative partnerships;

  •
  our ability to identify new potential products;

  •
  our ability to achieve commercial acceptance of our products;

  •
  our ability to scale-up our manufacturing capabilities and facilities;

  •
  our projected capital expenditures; and

  •
  our liquidity.

        Any or all of our forward-looking statements in this prospectus and in the documents incorporated or deemed to be incorporated by reference in this prospectus may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

        We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional cautionary discussion of risks and uncertainties under "Risk Factors" above and in our Forms 10-K, as amended, 10-Q and 8-K we file with the SEC. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by any selling security holders of the notes or the shares of common stock.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and reporting requirements of the Exchange Act of 1934, under which we file periodic reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and the SEC's Regional offices located at 5670 Wilshire Boulevard, Los Angeles, California 90036 or on the Internet at www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Section of the SEC upon payment of prescribed fees. Please call the SEC at 800-SEC-0330 for further information about the Public Reference Room. These reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

        We have agreed that if, at any time that the notes or the common stock issuable upon conversion of the notes are "restricted securities" within the meaning of the Securities Act and we are not subject to the information reporting requirements of the Exchange Act, we will furnish to holders of the notes and such common stock and to prospective purchasers designated by them the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the notes and such common stock.

        We are "incorporating by reference" specified documents that we file with the SEC, which means:

  •
  incorporated documents are considered part of this prospectus;

  •
  we are disclosing important information to you by referring you to those documents; and

  •
  information that we file in the future with the SEC automatically will update and supersede earlier information in or incorporated by reference in this prospectus.

        We incorporate by reference the documents listed below and any documents that we file in the future with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the notes (other than current reports furnished under Item 9 or Item 12 of Form 8-K):

  •
  our annual report on Form 10-K for the fiscal year ended December 31, 2002 as amended;

  •
  our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and

  •
  our current reports on Form 8-K filed on January 23, 2003, April 22, 2003, June 23, 2003, June 27, 2003, July 2, 2003, July 31, 2003, August 6, 2003, October 10, 2003, October 20, 2003, November 3, 2003 and November 5, 2003 (other than such reports or portions of such reports furnished under Item 9 or Item 12 of Form 8-K).

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Nektar Therapeutics
150 Industrial Road
San Carlos, California 94070
(650) 631-3100
Attention: Secretary

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

DESCRIPTION OF THE NOTES

        The notes were issued under an indenture between us and J.P. Morgan Trust Company, National Association, as trustee, dated as of June 30, 2003. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement, which we have entered into with the initial purchasers.

        The following description of some provisions of the notes, the indenture, the pledge agreement and the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, the notes, the indenture, the pledge agreement and the registration rights agreement.

General

        The notes are general unsecured (except to the extent described under "—Security") obligations of Nektar and rank junior in right of payment to all of our existing and future Senior Debt. This means that the payment of the principal of, premium, if any, and interest on the notes are subordinated to the prior payment in full of all of our existing and future Senior Debt. However, payment from the proceeds of the treasury portfolio pledged to the collateral agent as security for the notes and for the exclusive benefit of the holders of the notes, as described under "—Security," or amounts deposited with the trustee to pay and discharge all outstanding notes, as described under "—Satisfaction and Discharge," are not subordinated to any of our Senior Debt or subject to the subordination provisions described in this prospectus. The notes are convertible into our common stock as described under "—Conversion Rights" below. Notes having an aggregate principal value of $110,000,000 are currently outstanding. The Notes mature on June 30, 2010, unless earlier redeemed by us or repurchased by us at the option of the holder upon the occurrence of a Change of Control (as defined below).

        The notes bear interest from June 30, 2003 at the rate of 3% per year. Interest is payable semi-annually on June 30 and December 30 of each year to holders of record at the close of business on the preceding June 15 and December 15, respectively, beginning December 30, 2003. Interest will be payable on the notes in accordance with procedures applicable to securities issued in global form. In the event that certificated notes are issued under the limited circumstances described below, we may pay interest on certificated notes by check mailed to such holders. However, a holder of certificated notes with an aggregate principal amount in excess of $5,000,000 will be paid by wire transfer in immediately available funds at the election of such holder. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

        Principal is payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which, as of the date of this prospectus, is the office or agency of the trustee in New York, New York. See "—Form, Denomination and Registration."

        The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of Senior Debt or any other indebtedness. The indenture also does not contain any covenants or other provisions that afford protection to holders of notes in the event of a highly leveraged transaction or a Change in Control except to the extent described under "—Repurchase at Option of Holders Upon a Change of Control" below.

Form, Denomination and Registration

        The notes were issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

        Global Notes: Book-Entry Form.    Except as provided below, the notes are and will be evidenced by one or more global notes deposited with the trustee as custodian for The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co., as DTC's nominee. The global notes and any notes issued in exchange therefor are subject to certain restrictions on transfer set forth in the global notes and in the indenture and bear a legend regarding such restrictions. Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below.

        A holder may hold its interests in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in same-day funds. Holders may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

        So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes will not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form, and will not be considered holders thereof. The laws of some states may require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer a beneficial interest in the global notes to such persons may be limited.

        We will wire, through the facilities of the trustee, principal, premium, if any, and interest payments on the global notes to Cede & Co., the nominee for DTC, as the registered owner of the global notes. Neither we, the trustee nor any paying agent will have any responsibility or liability for paying amounts due on the global notes to owners of beneficial interests in the global notes.

        It is DTC's current practice, upon receipt of any payment of principal of and premium, if any, and interest on the global notes, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

        If a holder would like to convert that holder's notes into common stock pursuant to the terms of the notes, that holder should contact that holder's broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

        Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder's ability to pledge that holder's interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

        Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the initial purchasers of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. As described below, if DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause notes to be issued in definitive form in exchange for the global notes. None of Nektar, the trustee or any of their respective agents will have any responsibility for the performance by DTC, direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

        According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

        Certificated Notes.    The notes represented by a global note are exchangeable for notes in definitive certificated form of like tenor as that global note in denominations of $1,000 and in any greater amount that is an integral multiple of $1,000 if:

  •
  DTC notifies us in writing that it is unwilling or unable to continue as depositary for that global note or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

  •
  we, at our option, notify the trustee in writing that we elect to issue the notes in definitive form in exchange for all or any part of the notes represented by the global notes; or

  •
  there is, or continues to be, an event of default and the registrar has received a request from DTC for the issuance of definitive notes in exchange for the global notes.

        Any note that is exchangeable pursuant to the preceding sentence is exchangeable for notes registered in the names which DTC will instruct the trustee. It is expected that DTC's instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that global note. Subject to the foregoing, a global note is not exchangeable except for a global note or global notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

Security

        Pursuant to the terms of a pledge agreement between us and J.P. Morgan Trust Company, National Association, as collateral agent, we have purchased and pledged to the collateral agent, as security for the notes and for the exclusive benefit of the holders of the notes, a portfolio of $9,900,000 aggregate principal amount at maturity of zero-coupon U.S. treasury securities. This treasury portfolio consists of principal or interest strips of U.S. treasury securities that mature on or prior to the business day immediately preceding each of the first six interest payment dates for the notes in such amounts as will be sufficient upon receipt of scheduled interest and principal payments of such securities to provide for payments in full of the first six scheduled interest payments on the notes when due.

        The treasury portfolio is held by the collateral agent in a pledge account. Immediately prior to an interest payment date, the collateral agent will release from the pledge account proceeds sufficient to pay interest then due on the notes. If such funds are not sufficient, we will make an additional payment to the holders of the notes in an amount necessary to ensure that the interest payment due on such interest payment date is paid in full. A failure to pay interest on the notes when due, including on any of the first six scheduled interest payment dates, will constitute an event of default (as defined below) under the indenture.

        In limited circumstances involving an event of default under the notes, the pledged U.S. treasury securities and the pledge account will also secure the repayment of the principal amount of the notes and our obligation to pay the additional payment pursuant to a provisional redemption as described under "—Provisional Redemption." If prior to the date on which the sixth scheduled interest payment on the notes is due:

  •
  an event of default under the notes or the indenture governing the notes occurs and is continuing and there is an acceleration of the notes that is not rescinded; or

  •
  in connection with a provisional redemption, we fail to pay the principal amount (including the additional payment payable upon such provisional redemption) of the notes,

then the proceeds from the pledged U.S. treasury securities will be promptly released for payment to the note holders, subject to the automatic stay provisions of bankruptcy law, if applicable.

        Distributions from the pledge account will be applied:

  •
  first, to any accrued and unpaid interest on the notes; and

  •
  second, to the extent available, to the repayment of a portion of the principal amount (including our obligation to pay the additional payment pursuant to a provisional redemption) of the notes.

Thereafter, the note holders would have an unsecured claim against us for the remainder of the unpaid principal amount (including our obligation to pay the additional payment pursuant to a provisional redemption) of their notes.

        Upon payment of the sixth scheduled interest payment on the notes on June 30, 2006 or the earlier redemption of the notes in full pursuant to a provisional redemption, all of the remaining pledged U.S. treasury securities and cash, if any, will be released to us from the pledge account and thereafter the outstanding notes will be unsecured.

Conversion Rights

        A holder of notes may, at any time on or prior to the close of business on the final maturity date of the notes, convert any outstanding notes (or portions thereof) into our common stock, initially at the conversion price set forth on the cover page of this prospectus, subject to adjustment as described below. A holder of notes may convert notes only in denominations of $1,000 and whole multiples of $1,000. Except as described below, no adjustment will be made on conversion of any notes for interest accrued thereon or dividends paid on any common stock.

        If notes are converted after a record date for an interest payment but prior to the next interest payment date, those notes, other than notes called for redemption, must be accompanied by funds equal to the interest payable on the next interest payment date on the principal amount so converted. No payment will be required from a holder of notes if we exercise our right to redeem such notes on a redemption date that is an interest payment date. We are not required to issue fractional shares of common stock upon conversion of notes and instead will pay a cash adjustment based upon the market price of our common stock on the last business day before the date of the conversion. In the case of notes called for redemption, conversion rights will expire at the close of business on the second business day preceding the date fixed for redemption, unless we default in payment of the redemption price.

        A holder of notes may exercise the right of conversion by delivering the note to be converted to the specified office of a conversion agent, with a completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date will be the date on which the notes, the notice of conversion and any required funds have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties relating to the issuance or delivery of the common stock for such conversion, but will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than the holder of the note. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by the holder have been paid. If any note is converted within two years after its original issuance, the common stock issuable upon conversion will not be issued or delivered in a name other than that of the holder of the note unless applicable restrictions on transfer have been satisfied.

        The initial conversion price will be adjusted for certain events, including:

  1)
  the issuance of our common stock as a dividend or distribution on our common stock;

  2)
  certain subdivisions and combinations of our common stock;

  3)
  the issuance to all holders of our common stock of certain rights or warrants entitling them for a period of not more than 60 days to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock;

  4)
  the dividend or other distribution to all holders of our common stock of shares of our capital stock (other than common stock) or evidences of our indebtedness, cash or our other assets (including securities, but excluding those rights and warrants referred to above and dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the second succeeding paragraph or dividends or distributions paid exclusively in cash);

  5)
  dividends or other distributions consisting exclusively of cash to all holders of our common stock to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made plus (B) any cash and the fair market value of other consideration paid for any tender offers by us or any of our subsidiaries for our common stock concluded within the preceding 12 months for which no adjustment has been made, exceeds 1% (in the case of a dividend or distribution prior to June 30, 2006 to which this paragraph relates) or 10% (in the case of a dividend or distribution on or after June 30, 2006 to which this paragraph relates) of our market capitalization on the record date for such distribution; market capitalization is the product of the then current market price of our common stock times the number of shares of our common stock then outstanding; and

  6)
  the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding such tender offer for which no adjustment has been made plus (B) the aggregate amount of any all-cash distributions referred to in clause (5) above to all holders of our common stock within 12 months preceding the expiration of tender offer for which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

        No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

        In the case of:

  •
  any reclassification or change of our common stock (other than changes resulting from a subdivision or combination); or

  •
  consolidation, merger or combination involving us or a sale or conveyance to another corporation of all or substantially all of our property and assets,

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, a holder of notes will be entitled thereafter to convert that holder's notes then outstanding into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such notes been converted into our common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

        If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price or if we reduce the conversion price as described in the next succeeding paragraph, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of common stock. See "Certain United States Federal Income Tax Considerations."

        We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case we will give at least 15 days' notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

Provisional Redemption

        We may redeem the notes, in whole or in part, at any time prior to June 30, 2006, at a redemption price, payable in cash, equal to $1,000 per $1,000 principal amount of notes to be redeemed if

  •
  the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of mailing of the provisional redemption notice (which date shall be not less than 20 nor more than 60 trading days prior to the provisional redemption date); and

  •
  the shelf registration statement covering resales of the notes and the common stock issuable upon conversion of the notes is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date.

        Upon any provisional redemption, we will make an additional payment on the provisional redemption date with respect to the notes called for redemption, such payment to be made to the persons who were the holders of such notes on the provisional redemption notice date, in an amount equal to $90 per $1,000 principal amount of notes, less the amount of any interest actually paid on such notes prior to the provisional redemption date. We may make this additional payment, at our option, either in cash or in our common stock or a combination of cash and common stock. We will state the form of consideration to be paid in our notice of provisional redemption. Payments made in our common stock will be valued at 97% of the average of the closing sale prices of our common stock for the five consecutive trading days ending on the trading day prior to the provisional redemption date. We will be obligated to make this additional payment on all notes called for provisional redemption, including any notes converted after the notice date and on or before the provisional redemption date.

Optional Redemption by Us

        Except as set forth above under "—Provisional Redemption," the notes are not redeemable prior to June 30, 2006. At any time on or after that date, we may redeem some or all of the notes on at least 20 but not more than 60 days' notice, at the following prices (expressed in percentages of the principal amount), together with accrued and unpaid interest to, but excluding, the date fixed for redemption. However, if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date and the redemption price shall not include such interest payment.

During the Twelve Months Commencing	Redemption Price
June 30, 2006	101.714%
June 30, 2007	101.286%
June 30, 2008	100.857%
June 30, 2009	100.429%

        If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, a new note or notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's notes is selected for partial redemption and that holder converts a portion of that holder's notes, the converted portion will be deemed to be taken from the portion selected for redemption.

        No sinking fund is provided for the notes.

Repurchase at Option of Holders Upon a Change of Control

        If a Change of Control occurs, each holder will have the right to require us to repurchase all of that holder's notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, on the date that is 45 days after the date we give notice of the occurrence of the Change of Control at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued and unpaid to, but excluding, the repurchase date.

        Instead of paying the repurchase price in cash, we may, at our option, pay the repurchase price in our common stock or the securities of the acquiring party in a Change of Control for which our common stock is exchanged in connection with such Change of Control ("Acquiror Stock"), or a combination thereof with cash, if we so elect in the notice referred to below. The number of shares of our common stock or Acquiror Stock that a holder will receive will equal the repurchase price (less any amounts paid in cash) divided by 95% of the average of the closing sale prices of our common stock or Acquiror Stock, as applicable, for the five consecutive trading days ending on and including the third trading day prior to the repurchase date. However, we may not pay in our common stock or Acquiror Stock unless we satisfy certain conditions prior to the repurchase date as provided in the indenture.

        Within 30 days after the occurrence of a Change of Control, we are required to give notice to all holders of notes, as provided in the indenture, of the occurrence of the Change of Control and of their resulting repurchase right. We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder must deliver prior to or on the 30th day after the date of our notice irrevocable written notice to the trustee of that holder's exercise of this repurchase right, together with the notes with respect to which the right is being exercised.

        A "Change of Control" will be deemed to have occurred at such time after the original issuance of the notes when the following has occurred:

  •
  the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

  •
  our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

  1)
  any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; and

  2)
  any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

        However, a Change of Control will not be deemed to have occurred if (i) the closing sales price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change of Control or the public announcement of the Change of Control, in the case of a Change of Control under the first bullet point above, or the period of 10 consecutive trading days ending immediately before the Change of Control, in the case of a Change of Control under the second bullet point above, equals or exceeds 105% of the conversion price of the notes in effect on each such trading day or (ii) in the case of a merger or consolidation, 90% of the consideration in the merger or consolidation constituting the Change of Control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such Change of Control) and as a result of such transaction or transactions the notes become convertible solely into such common stock. The beneficial owner shall be determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission ("SEC") under the Exchange Act. The term "person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

        Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

        We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

        The foregoing provisions would not necessarily protect a holder if highly leveraged or other transactions involving us occur that may adversely affect a holder.

        Our ability to repurchase notes upon the occurrence of a Change in Control is subject to important limitations. The occurrence of a Change in Control could cause an event of default under, or be prohibited or limited by, the terms of our Senior Debt. As a result, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the Senior Debt is paid in full. Further, we cannot provide assurances that we will have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a Change in Control would result in an event of default under the indenture, whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our Senior Debt. See "—Subordination" below.

Subordination

        The notes (other than with respect to payments on the notes derived from U.S. treasury securities pledged by us to the collateral agent for the exclusive benefit of the holders of the notes or with respect to the amounts deposited with the trustee to pay and discharge all outstanding notes as described under "—Satisfaction and Discharge" below, hereafter referred to as "permitted payments") are subordinated in right of payment to the prior payment in full of all our existing and future Senior Debt and rank equal in right of payment to our outstanding convertible subordinated notes and debentures (except that the notes described in this prospectus shall be senior in right of payment to such convertible subordinated notes and debentures with respect to permitted payments and the collateral pledged therefor). The indenture provides that in the event of any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the holders of our Senior Debt shall first be paid in respect of all Senior Debt in full in cash or other payment satisfactory to the holders of Senior Debt before we make any payments, other than permitted payments, of principal of, or premium, if any, and interest (including liquidated damages, if any) on the notes. In addition, if the notes are accelerated because of an event of default, the holders of any Senior Debt would be entitled to payment in full in cash or other payment satisfactory to the holders of Senior Debt of all obligations in respect of Senior Debt before the holders of the notes are entitled to receive any payment or distribution (except for permitted payments). Under the indenture, we must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an event of default.

        The indenture further provides if any default by us has occurred and is continuing in the payment of principal of or premium, if any, or interest on, rent or other payment obligations in respect of, any Senior Debt, then no payment, other than permitted payments, shall be made on account of principal of, premium, if any, or interest on the notes (including any liquidated damages, if any), until all such payments due in respect of that Senior Debt have been paid in full in cash or other payment satisfactory to the holders of that Senior Debt. During the continuance of any event of default with respect to any Designated Senior Debt, as defined below, (other than a default in payment of the principal of or premium, if any, or interest on, rent or other payment obligations in respect of any Designated Senior Debt), permitting the holders thereof to accelerate the maturity thereof (or, in the case of any lease, permitting the landlord either to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment, other than permitted payments, may be made by us, directly or indirectly, with respect to principal of or premium, if any, or interest on the notes (including any liquidated damages, if any) for 179 days following written notice to us, from any holder, representative or trustee under any agreement pursuant to which that Designated Senior Debt may have been issued, that such an event of default has occurred and is continuing, unless such event of default has been cured or waived or that Designated Senior Debt has been paid in full in cash or other payment satisfactory to the holders of that Designated Senior Debt. However, if the maturity of that Designated Senior Debt is accelerated (or, in the case of a lease, as a result of such event of default, the landlord under the lease has given us notice of its intention to terminate the lease or to require us to make an irrevocable offer to terminate the lease following an event of default thereunder), no payment, other than permitted payments, may be made on the notes until that Designated Senior Debt has been paid in full in cash or other payment satisfactory to the holders of that Designated Senior Debt or such acceleration (or termination, in the case of the lease) has been cured or waived.

        By reason of such subordination provisions, in the event of our insolvency, funds (except for permitted payments) which we would otherwise use to pay the holders of notes will be used to pay the holders of Senior Debt to the extent necessary to pay Senior Debt in full in cash or other payment satisfactory to the holders of Senior Debt. As a result of these payments, our general creditors may recover less, ratably, than holders of Senior Debt and such general creditors may recover more, ratably, than holders of notes.

        "Designated Senior Debt" means our Senior Debt which is specifically designated in the instrument evidencing or governing that Senior Debt as "Designated Senior Debt" for purposes of the indenture. We had outstanding approximately $32.2 million of Senior Debt and no Designated Senior Debt at October 31, 2003. There are no restrictions in the indenture on the creation of Senior Debt or any other indebtedness in the future.

        "Indebtedness" means, with respect to any person:

  1)
  all indebtedness, obligations and other liabilities (contingent or otherwise) of that person for borrowed money (including obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or other instruments for the payment of money, or incurred in connection with the acquisition of any property, services or assets (whether or not the recourse of the lender is to the whole of the assets of such person or to only a portion thereof), other than any account payable or other accrued current liability or obligation to trade creditors incurred in the ordinary course of business in connection with the obtaining of materials or services;

  2)
  all reimbursement obligations and other liabilities (contingent or otherwise) of that person with respect to letters of credit, bank guarantees, bankers' acceptances, surety bonds, performance bonds or other guaranty of contractual performance;

  3)
  all obligations and liabilities (contingent or otherwise) in respect of (A) leases of such person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such person, and (B) any lease or related documents (including a purchase agreement) in connection with the lease of real property which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the landlord and the obligations of such person under such lease or related document to purchase or to cause a third party to purchase the leased property;

  4)
  all obligations of such person (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

  5)
  all direct or indirect guaranties or similar agreements by that person in respect of, and obligations or liabilities (contingent or otherwise) of that person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (4);

  6)
  any indebtedness or other obligations described in clauses (1) through (5) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by such person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such person; and

  7)
  any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (6).

        "Senior Debt" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or termination payment with respect to or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, our Indebtedness, whether outstanding on the date of the indenture or subsequently created, incurred, assumed, guaranteed or in effect guaranteed by us (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness, the instrument creating or evidencing such Indebtedness or the assumption or guarantee thereof expressly provides that that Indebtedness shall not be senior in right of payment to the notes or expressly provides that such Indebtedness is equal with or junior to the notes. The term "Senior Debt" shall also include all Designated Senior Debt. The term "Senior Debt" shall not include our outstanding convertible subordinated notes and debentures or our Indebtedness to any of our subsidiaries of which we own, directly or indirectly, a majority of the voting stock.

        The notes are our obligations exclusively and are effectively subordinated to all indebtedness and other liabilities (including trade payables) of our existing and any future subsidiaries. The indenture does not limit the amount of indebtedness or other liabilities that our subsidiaries may incur. Our ability to make required interest, principal, repurchase, cash conversion or redemption payments on the notes may be impaired as a result of the obligations of any of our subsidiaries. Our subsidiaries are separate and distinct legal entities and would have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments. Any right we have to receive assets of any of our subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) are effectively subordinated to the claims of that subsidiary's creditors, except to the extent that we are ourselves recognized as a creditor of that subsidiary, in which case our claims would still be subordinate to any security interests in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us.

        We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against any losses, liabilities or expenses incurred by it in connection with its duties relating to the notes.

Events of Default

        Each of the following constitutes an event of default under the indenture:

  1)
  our failure to pay when due the principal of or premium, if any, on any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise, whether or not such payment is prohibited by the subordination provisions of the indenture;

  2)
  our failure to pay an installment of interest (including liquidated damages, if any) on any of the notes for 30 days after the date when due, whether or not such payment is prohibited by the subordination provisions of the indenture; provided that a failure to make any of the first six scheduled interest payments on the notes within three business days of the applicable interest payment dates will constitute an event of default with no additional grace or cure period;

  3)
  our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

  4)
  our failure to make any payment by the end of the applicable grace period, if any, after the maturity of any Indebtedness for borrowed money in an amount in excess of $5 million (provided that such failure will not constitute an event of default if (1) we determine, in good faith, that a lessor under a lease described in clause (3)(A) of the definition of Indebtedness set forth under "—Subordination" (that is, a sale/leaseback transaction) breached a covenant under the lease and we give notice of the breach to the lessor and the trustee and (2) as a result of the breach, we withhold payment under the lease) (a "Default Exception"), or the acceleration of Indebtedness for borrowed money in an amount in excess of $5 million because of a default with respect to such Indebtedness (other than a Default Exception) without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled, in either case, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding;

  5)
  the pledge agreement in favor of the holders of the notes governing the pledge of the portfolio of U.S. treasury securities, as such agreement may be amended, restated, supplemented or otherwise modified from time to time, shall cease to be in full force and effect or enforceable in accordance with its terms, other than in accordance with its terms; and

  6)
  certain events of our bankruptcy, insolvency or reorganization.

        The indenture provides that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest (including liquidated damages, if any) on, any of the notes when due or in the payment of any redemption or repurchase obligation.

        If an event of default specified in clause (6) above occurs and is continuing, then the principal of all the notes and the interest thereon shall automatically become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (6) above (the default not having been cured or waived as provided under "—Meetings, Modifications and Waiver" below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest. Upon any such acceleration, the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled either with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding or a majority in aggregate principal amount of the notes represented at a meeting (provided that Nektar consents to such meeting) at which a quorum (as specified under "—Meetings, Modifications and Waiver" below) is present, in each case upon the conditions provided in the indenture.

        The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding through their written consent, or the holders of a majority in aggregate principal amount of the notes then outstanding represented at a meeting (provided that Nektar consents to such meeting) at which a quorum is present by a written resolution, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

        We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Consolidation, Merger or Assumption

        We may, without the consent of the holders of notes, consolidate with, merge into or transfer all or substantially all of our assets to any other corporation, limited liability company, partnership or trust organized under the laws of the United States or any of its political subdivisions, provided that:

  •
  the surviving corporation assumes all our obligations under the indenture and the notes;

  •
  at the time of such transaction, no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

  •
  certain other conditions as described in the indenture are met.

Meetings, Modifications and Waiver

        The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

        The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

  •
  adding to our covenants for the benefit of the holders of notes;

  •
  surrendering any right or power conferred upon us;

  •
  to provide for uncertificated notes in addition to or in place of certificated notes;

  •
  modifying the provisions of the indenture relating to the pledge of U.S. treasury securities as contemplated above under "—Security" or the related pledge agreement in a manner that will not adversely affect the interests of the holders of the notes;

  •
  providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

  •
  providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

  •
  reducing the conversion price, provided that the reduction will not adversely affect the interests of holders of notes in any material respect;

  •
  complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  •
  making any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act as contemplated by the registration rights agreement, provided that this action does not adversely affect the interests of the holders of the notes in any material respect;

  •
  curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment will not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the notes in any material respect; or

  •
  adding or modifying any other provisions which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes in any material respect.

        Modifications and amendments to the indenture or to the terms and conditions of the notes may also be made, and past defaults by us may be waived, either:

  •
  with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding; or

  •
  by the adoption of a resolution at a meeting (provided that Nektar has consented to such meeting) at which a quorum is present of holders by at least a majority in aggregate principal amount of the notes represented at such meeting.

        However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each note so affected:

  •
  change the maturity of the principal of or any installment of interest on any note (including any payment of liquidated damages);

  •
  reduce the principal amount of, or any premium or interest on (including any payment of liquidated damages), any note;

  •
  change the currency of payment of any note or interest or any premium or liquidated damages thereon;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any note;

  •
  modify our obligations to maintain an office or agency in New York City;

  •
  except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase option of holders upon a Change of Control or the conversion rights of holders of the notes;

  •
  impair the right of any holder of notes to receive payment of interest on the first six scheduled interest payment dates from the portfolio of pledged U.S. treasury securities;

  •
  modify the subordination provisions of the notes in a manner adverse to the holders of notes;

  •
  reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default; or

  •
  reduce the percentage in aggregate principal amount of notes outstanding required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

        The quorum at any meeting (provided that Nektar has consented to such meeting) called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of that aggregate principal amount.

Satisfaction and Discharge

        We may discharge our obligations under the indenture while notes remain outstanding, subject to certain conditions, if:

  •
  all outstanding notes will become due and payable at their scheduled maturity within one year; or

  •
  all outstanding notes are scheduled for redemption within one year,

and, in either case, we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Governing Law

        The indenture, the notes and the pledge agreement are governed by, and will be construed in accordance with, the law of the State of New York.

Information Concerning the Trustee and Collateral Agent

        J.P. Morgan Trust Company, National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes and also to act as collateral agent under the pledge agreement. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

        On June 30, 2003, we entered into a registration rights agreement with the initial purchasers of the notes. In the registration rights agreement, we agreed that we would, at our expense, file with the SEC not later than the date 90 days after the earliest date of original issuance of any of the notes, subject to certain conditions set forth below, a shelf registration statement on such form as we deem appropriate covering resales by holders of all notes and the common stock issuable upon conversion of the notes. We have agreed to use our best efforts to:

  •
  cause such registration statement to become effective as promptly as is reasonably practicable, but in no event later than 210 days after the earliest date of original issuance of any of the notes; and

  •
  keep the registration statement effective until such date that is two years after the last date of original issuance of any of the notes (or such earlier date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act or any successor rule thereto or otherwise).

        In the registration rights agreement, we agreed that we would provide to each registered holder copies of this prospectus and take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes. A holder who sells those securities pursuant to the shelf registration statement generally will be required to be named as a selling stockholder in the related prospectus and to deliver a prospectus to purchasers (and, as required by the registration rights agreement, the holder will be deemed to have agreed to deliver a prospectus to purchasers to the extent required by law and provided that we have furnished the holder with the prospectus), be subject to the civil liability provisions under the Securities Act in connection with these sales and will be bound by the provisions of the registration rights agreement, which are applicable to that holder (including the prospectus delivery obligation referred to above and certain indemnification provisions). If a shelf registration statement covering those securities is not effective, they may not be sold or otherwise transferred except pursuant to an exemption from registration under the Securities Act and any other applicable securities laws or in a transaction not subject to those laws.

        Each holder of the notes and the common stock issuable upon conversion of the notes must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days.

        We may suspend the use of the prospectus by holders of the notes and the common stock issuable upon conversion of the notes for a reasonable period not to exceed 45 days (60 days under certain circumstances relating to a proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction) in any 90-day period, and not to exceed an aggregate of 90 days in any 360 day period, if we, in our reasonable judgment, believe we may possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Each holder, by its acceptance of a note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

        If,

  •
  the registration statement shall cease to be effective or fail to be usable without being succeeded within five business days by a post-effective amendment or a report filed with the SEC pursuant to the Exchange Act that cures the failure of the registration statement to be effective or useable; or

  •
  on the 45th, 60th or 90th day, as the case may be, of any period that the prospectus has been suspended as described in the preceding paragraph, such suspension has not been terminated (each, a "registration default"), additional interest as liquidated damages will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Liquidated damages will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date, as applicable, following the date on which such liquidated damages begin to accrue, and will accrue at a rate per year equal to:

  •
  an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

  •
  an additional 0.5% of the principal amount from and after the 91st day following such registration default.

        In no event will liquidated damages accrue at a rate per year exceeding 0.5%. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

        In the registration rights agreement, we agreed to pay liquidated damages if a shelf registration statement is not timely filed with the SEC. We filed the shelf registration statement of which this prospectus is a part prior to the date specified in the registration rights agreement and, accordingly, no liquidated damages were or will be payable as a result of any failure to make that filing on a timely basis.

        This summary of certain provisions of this registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of this registration rights agreement.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of certain anticipated U.S. federal income tax consequences to a holder with respect to the purchase, ownership and disposition of the notes or our common stock acquired upon conversion of a note as of the date hereof. This summary is generally limited to holders who hold the notes and the shares of common stock into which the notes are convertible as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, and does not deal with special situations including those that may apply to particular holders such as tax-exempt organizations, pension funds, holders subject to the U.S. federal alternative minimum tax, dealers in securities, commodities or foreign currencies, financial institutions, insurance companies, regulated investment companies, holders whose "functional currency" is not the U.S. dollar, persons who hold the notes or shares of common stock in connection with a "straddle," "hedging," "conversion" or other risk reduction transaction, and persons who hold notes or common stock through a partnership or other pass-through entity. In addition, this discussion does not address the tax consequences arising under any state, local or foreign law.

        The federal income tax considerations set forth below are based upon the Internal Revenue Code, its legislative history, existing and proposed Treasury Regulations, court decisions, and Internal Revenue Service ("IRS") rulings now in effect, all of which are subject to change. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. Prospective investors should particularly note that any such change could have retroactive application so as to result in U.S. federal income tax consequences different from those discussed below.

        As used herein, the term "U.S. holder" means a beneficial owner of a note (or our common stock acquired upon conversion of a note) that is for U.S. federal income tax purposes:

  •
  a citizen or resident of the U.S.;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source;

  •
  a trust, if a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons within the meaning of Section 7701(a)(30) of the Internal Revenue Code have authority to control all of its substantial decisions; or

  •
  certain trusts in existence on August 20, 1996 and treated as U.S. persons under the Internal Revenue Code and applicable Treasury Regulations that elect to continue to be treated as U.S. persons.

        If a partnership is a beneficial owner of a note (or our common stock acquired upon conversion of a note), the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes (or our common stock acquired upon conversion of a note).

        As used herein, the term "non-U.S. holder" means a beneficial owner of a note (or our common stock acquired upon conversion of a note) that is not a U.S. holder.

        Non-U.S. holders are subject to special U.S. federal income tax considerations, some of which are discussed below under "—Non-U.S. Holders."

        Prospective investors are urged to consult their tax advisors regarding the tax consequences, in their particular circumstances, of purchasing, holding and disposing of the notes or our common stock, including the tax consequences arising under any state, local or foreign laws. While this summary does not purport to discuss all tax matters relating to the notes or the common stock acquired upon conversion of a note, the following are the material U.S. federal income tax consequences of the notes and common stock acquired upon conversion of a note, subject to the qualifications set forth below.

U.S. Holders

Stated Interest

        U.S. holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting.

Additional Payments

        If the amount or timing of any payments on a note is contingent, the note could be subject to special rules that apply to contingent debt instruments. These rules generally require a U.S. holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income (rather than capital gain) any gain recognized on a sale, exchange or retirement of the note before the resolution of the contingencies. If, upon a change in control, an investor requires us to repurchase some or all of the investor's notes and we elect to pay the repurchase price in shares of our common stock, the value of the stock could exceed the sum of the principal amount of the notes and accrued and unpaid interest. Additionally, if we call the notes for provisional redemption, under certain circumstances, prior to June 30, 2006, U.S. holders would be entitled to an additional payment in excess of stated principal and interest. We do not believe that, because of these potential additional payments, the notes should be treated as contingent debt instruments. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments. Unless otherwise noted, this discussion assumes that the notes are not subject to the contingent debt instrument rules.

Conversion or Repurchase for Common Stock

        A U.S. holder will not recognize income, gain or loss upon conversion of the notes solely into our common stock or a repurchase for common stock of a note pursuant to exercise of the repurchase right, except with respect to any amounts attributable to accrued interest on the notes (which will be treated as interest for federal income tax purposes), and except with respect to cash received in lieu of fractional shares, and with respect to market discount, as described below under "—Market Discount." A U.S. holder's adjusted tax basis in the common stock received on conversion or repurchase of a note for common stock pursuant to the repurchase right will be the same as the U.S. holder's adjusted tax basis in the note at the time of conversion or repurchase (reduced by any basis allocable to a fractional share), and the holding period for the common stock received on conversion or repurchase will include the holding period of the note that was converted or repurchased.

        Cash received in lieu of a fractional share of common stock upon conversion of a note into common stock or upon a repurchase for common stock of a note pursuant to exercise of the repurchase right will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the U.S. holder's adjusted tax basis in the fractional share. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the note for more than one year prior to the conversion or repurchase.

        If a U.S. holder converts a note after it has been called for provisional redemption, the tax consequences of the additional payment that the holder would receive are unclear. The holder could be required to recognize income or gain on the receipt of the additional payment, particularly if we make the payment in cash.

Dividends on Common Stock

        Generally, distributions in respect of our common stock will be treated as a dividend, and for periods prior to December 31, 2008 eligible for taxation as qualified dividend income, to the extent of our current or accumulated earnings or profits, then as a tax-free return of capital to the extent of each U.S. holder's adjusted tax basis in the common stock and thereafter as gain from the sale or exchange of such common stock. Additionally, a dividend distributed to a corporate U.S. holder may qualify for a dividends received deduction.

Disposition, Redemption or Repurchase for Cash

        Except as set forth above under "—Conversion or Repurchase for Common Stock," and below under "—Market Discount," U.S. holders generally will recognize capital gain or loss upon the sale, redemption (including a repurchase for cash pursuant to the repurchase right), or other taxable disposition of the notes or common stock in an amount equal to the difference between:

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  the U.S. holder's adjusted tax basis in the notes or common stock (as the case may be); and

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  the amount of cash and the fair market value of any property received from such disposition (other than amounts attributable to accrued interest on the notes, which will be treated as interest for U.S. federal income tax purposes).

        A U.S. holder's adjusted tax basis in a note generally will equal the cost of the note to such U.S. holder, increased by market discount previously included in income by the U.S. holder and reduced by any amortized premium.

        Such gain or loss from the taxable disposition of the notes or common stock generally will be long term capital gain or loss if the notes were held for more than one year at the time of the disposition. The deductibility of capital losses is subject to limitations.

        Upon a provisional redemption of the notes, if we elect to pay the additional amount in common stock or a combination of cash and common stock, the tax consequences of the receipt of common stock are unclear. We intend to treat the payment of additional amounts in our common stock as increasing the amount of taxable gain (or decreasing the amount of taxable loss) recognized by U.S. holders upon the provisional redemption of the notes. Under this treatment, a U.S. holder would have an adjusted tax basis in the common stock received in an amount equal to the fair market value of the common stock on the date of the receipt of such common stock by the U.S. holder. U.S. holders should consult their own tax advisors with respect to alternative U.S. federal income tax characterizations of the receipt of common stock as an additional amount upon a provisional redemption.

Market Discount

        The acquisition and resale of notes may be affected by the impact on a purchaser, at other than original issuance, of the "market discount" provisions of the Internal Revenue Code. Subject to a de minimis exception, the market discount on a note generally will be equal to the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition exceeds the

U.S. holder's adjusted tax basis in the note. If applicable, these provisions generally require a U.S. holder who acquires a note at a market discount to treat as ordinary income any gain recognized on the disposition of the note to the extent of the "accrued market discount" on the note at the time of disposition, unless the U.S. holder elects to include accrued market discount in income currently.

        This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of the note at the time of acquisition, or, at the election of the U.S. holder, under a constant yield method. A U.S. holder who acquires a note at a market discount and who does not elect to include accrued market discount in income currently may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction. If a U.S. holder acquires a note with market discount and receives common stock upon conversion of the note, the amount of accrued market discount not previously included in income with respect to the converted note through the date of conversion will be treated as ordinary income and will increase the U.S. holder's basis in the note.

Amortizable Premium

        A U.S. holder who purchases a note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize such premium ("Section 171 premium") from the purchase date to the note's maturity date under a constant-yield method that reflects semiannual compounding based on the note's payment period, subject to the possible deferral of the amortization of some or all of the Section 171 premium as a result of our redemption rights under the notes. Amortizable premium, however, will not include any premium attributable to a note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a note and not as a separate deduction. A U.S. Holder who elects to amortize the Section 171 premium, if any, must reduce his tax basis in the note as described above under "Disposition, Redemption or Repurchase for Cash." Section 171 premium on a note held by a U.S. holder that does not make the election to amortize will decrease the gain or increase the loss otherwise recognized upon disposition of the note. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Adjustment of Conversion Price

        The conversion price of the notes is subject to adjustment under certain circumstances. Under Section 305 of the Internal Revenue Code and the Treasury Regulations issued thereunder, adjustments or the failure to make such adjustments to the conversion price of the notes may result in a taxable constructive distribution to the U.S. holders of notes if, and to the extent that, certain adjustments or failure to make adjustments in the conversion price (for example, an adjustment to reflect a taxable dividend to holders of our common stock) increase the proportionate interest of a U.S. holder in our assets or earnings and profits, whether or not the U.S. holder ever converts the notes. Such constructive distribution will be treated as a dividend, may create a possible dividends received deduction in the case of corporate holders, and for periods prior to December 31, 2008, may be eligible for taxation as qualified dividend income, to the extent of our current and accumulated earnings and profits, with any excess treated first as a tax-free return of capital which reduces the U.S. holder's adjusted tax basis in the notes to the extent thereof and thereafter as gain from the sale or exchange of the notes. Generally, a U.S. holder's adjusted tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. As a result, U.S. holders of notes could have taxable income as a result of an event pursuant to which they receive no cash or property. Moreover, if there is an adjustment (or a failure to make an adjustment) to the conversion price of the notes that increases the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a constructive distribution to such holders, taxable as described above.

Backup Withholding and Information Reporting

        The Internal Revenue Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or if the recipient has been notified by the IRS that he has failed to report interest or dividends on his returns. The information reporting and backup withholding rules generally do not apply to payments to corporations.

        Payments of interest or dividends to individual U.S. holders of notes or common stock generally will be subject to information reporting, and generally will be subject to backup withholding unless the U.S. holder provides us or our paying agent with a correct taxpayer identification number.

        Payments made to U.S. holders by a broker upon a sale of notes or common stock generally will be subject to information reporting and, if the U.S. holder fails to cooperate with the reporting regime discussed above, backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale may be subject to information reporting but generally not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale generally will not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

        Any amounts withheld from a payment to a U.S. holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the U.S. holder.

The Company

Deductibility of Interest

        Generally, under Section 279 of the Internal Revenue Code, an interest deduction in excess of $5.0 million is not permitted with respect to certain "corporate acquisition indebtedness." Corporate acquisition indebtedness includes any indebtedness that is:

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  issued to provide consideration for the direct or indirect acquisition of stock or assets of another corporation;

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  subordinated;

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  convertible directly or indirectly into the stock of the issuing corporation; and

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  issued by a corporation that has a debt to equity ratio that exceeds 2 to 1.

        Our ability to deduct all of the interest payable on the notes will depend on the application of the foregoing tests to us. The availability of an interest deduction with respect to the notes was not determinative in our issuance of the notes pursuant to this offering.

Non-U.S. Holders

Payments of Interest

        Generally, payments of interest on the notes to, or on behalf of, a non-U.S. holder will not be subject to U.S. federal withholding tax where such interest is not effectively connected with the conduct of a trade or business within the U.S. by such non-U.S. holder if:

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  such non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock within the meaning of Internal Revenue Code Section 871(h)(3);

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  such non-U.S. holder is not (a) a controlled foreign corporation for U.S. federal income tax purposes that is related to us through stock ownership or (b) a bank that received the note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its business (if its trade or business is described in Internal Revenue Code Section 881(c)(3)(A)); and

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  the certification requirements under Section 871(h) or Section 881(c) of the Internal Revenue Code and Treasury Regulations thereunder are satisfied.

        Sections 871(h) and 881(c) of the Internal Revenue Code and Treasury Regulations thereunder require that either (i) the beneficial owner of a note certify, under penalties of perjury, to us or our paying agent, as the case may be, that such owner is a non-U.S. holder, or (ii) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (each a Financial Institution) and holds the note on behalf of the beneficial owner thereof certify, under penalties of perjury, to us or our paying agent, as the case may be, that such certificate has been received from the beneficial owner and furnish the payor with a copy thereof. Such requirement will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8 BEN, under penalties of perjury, that it is a non-U.S. holder or any Financial Institution holding the note on behalf of the beneficial owner files a statement with the withholding agent to the effect that it has received such a statement from the beneficial owner (and furnishes the withholding agent with a copy thereof).

        If these requirements cannot be satisfied, a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% on interest payments on the notes unless:

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  the interest is effectively connected with the conduct of a U.S. trade or business, in which case the interest will be subject to U.S. federal income tax on net income that applies to U.S. persons generally; or

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  an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

        Although payments of interest on the notes will generally be exempt from withholding tax as described above, we intend to withhold on "additional payments" made upon conversion to non-U.S. holders. See "Conversion of the Notes" below.

Conversion of Notes

        A non-U.S. holder generally will not be subject to U.S. federal withholding tax on the conversion of a note into common stock. To the extent a non-U.S. holder receives cash in lieu of a fractional share of common stock upon conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock. See "—Sale or Exchange of Notes or Common Stock" below.

        A non-U.S. holder could be subject to U.S. federal income tax, however, on any "additional payment" received upon conversion. (See "Description of the Notes—Provisional Redemption.") We

intend to withhold tax from any such payment. If the payment were determined not to be subject to U.S. federal income tax, a non-U.S. holder would be entitled to a refund of the tax withheld.

Adjustment of Conversion Price

        The conversion price of the notes is subject to adjustment in certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution to non-U.S. holders of the notes. See "U.S. Holders—Adjustment of Conversion Price" above. In such case, the deemed distribution would be subject to the rules below regarding withholding of U.S. federal tax on dividends in respect of common stock.

Distributions on Common Stock

        Distributions on common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid on common stock held by a non-U.S. holder will be subject to U.S. federal withholding tax at a rate of 30% (or lower treaty rate, if applicable), unless the dividend is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder and, if required by a tax treaty, is attributable to a permanent establishment maintained in the U.S., in which case the dividend will be subject to U.S. federal income tax on net income that applies to U.S. persons generally (and, with respect to corporate holders under certain circumstances, the branch profits tax). A non-U.S. holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

Sale or Exchange of Notes or Common Stock

        In general, a non-U.S. holder will not be subject to a U.S. federal withholding tax on gain recognized upon the sale or other disposition (including a redemption) of a note or common stock received upon conversion thereof unless the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder and, if required by a tax treaty, is attributable to a permanent establishment maintained in the U.S., or unless the non-U.S. holder:

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  is a nonresident alien individual who is present in the U.S. for 183 or more days in the taxable year in which the gain is realized and certain other conditions are satisfied; or

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  is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

        However, if we were to become a United States real property holding corporation (a "USRPHC"), a non-U.S. holder might be subject to federal income tax withholding with respect to gain realized on the disposition of notes or shares of common stock. In that case, any withholding tax withheld pursuant to the rules applicable to dispositions of a "United States real property interest" would be creditable against such non-U.S. holder's U.S. federal income tax liability and might entitle such non-U.S. holder to a refund upon furnishing required information to the IRS. We do not believe that we are a USRPHC or will become a USRPHC in the future.

U.S. Estate Tax

        Notes owned or treated as owned by an individual who is not a citizen or resident (as specifically defined for U.S. federal estate tax purposes) of the U.S. at the time of death (a "nonresident decedent") will not be includible in the nonresident decedent's gross estate for U.S. federal estate tax purposes as a result of such nonresident decedent's death, provided that, at the time of death, the nonresident decedent does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock and payments with respect to such notes would not have been effectively connected with the conduct of a U.S. trade or business by the nonresident decedent.

Common stock owned or treated as owned by a nonresident decedent will be includable in the nonresident decedent's gross estate for U.S. federal estate tax purposes as a result of the nonresident decedent's death. Subject to applicable treaty limitations, if any, a nonresident decedent's estate may be subject to U.S. federal estate tax on property includible in the estate for U.S. federal estate tax purposes.

Backup Withholding and Information Reporting

        In the case of payments of interest on a note to a non-U.S. holder, backup withholding and information reporting will not apply to payments with respect to which either requisite certification has been received or an exemption has otherwise been established (provided that neither we nor a paying agent has actual knowledge or reason to know that the holder is a U.S. holder or that the conditions of any other exemption are not in fact satisfied). However, we and other payors are required to report payments of interest on such non-U.S. holders' notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

        Dividends on the common stock paid to non-U.S. holders that are subject to U.S. withholding tax, as described above, generally will be exempt from U.S. backup withholding tax but will be subject to certain information reporting requirements.

        Payments of the proceeds of the sale of a note or common stock to or through a foreign office of a U.S. broker or a foreign office of a broker that is a U.S. related person (either a "controlled foreign corporation" or a foreign person, 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with the conduct of a trade or business within the U.S.), or a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, or such foreign partnership is engaged in a U.S. trade or business, are subject to certain information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is a non-U.S. holder and no actual knowledge or reason to know that such evidence is false and certain other conditions are met. Generally, such payments are not currently subject to backup withholding.

        Payments of the proceeds of a sale of a note or common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a non-U.S. holder and satisfies certain other qualifications (and no agent of the broker who is responsible for receiving or reviewing such statement has actual knowledge or reason to know that it is incorrect) and provides his or her name and address or the payee otherwise establishes an exemption.

        If an investor fails to establish an exemption and the broker does not possess adequate documentation of the investor's status as a non-U.S. person, the payments may be subject to information reporting and backup withholding. However, backup withholding generally will not apply with respect to payments made to an offshore account maintained by an investor unless the broker has actual knowledge that the investor is a U.S. person.

        Except as set forth above, payments of the proceeds of the sale of a note or common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if the proceeds are transferred to an account maintained by the investor in the U.S., the payment of proceeds or the confirmation of the sale is mailed to the investor at a U.S. address, or the sale has some other specified connection with the U.S. as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that the investor is a U.S. person and the documentation requirements described above (relating to a sale of notes effected at a U.S. office of a broker) are met or the investor otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules from a payment to a holder of a note or common stock will be allowed as a refund or credit against such holder's U.S. federal income tax provided that the required information is furnished to the IRS in a timely manner.

        A holder of a note or common stock should consult with its tax advisor regarding the application of the backup withholding rules to its particular situation, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

        The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, you should consult your own tax adviser as to particular tax consequences to you of purchasing, holding and disposing of the notes and our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock and certain provisions of our certificate of incorporation and bylaws is a summary and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws.

        Our authorized capital stock consists of 300,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value, of which 3,100,000 shares have been designated Series A junior participating preferred stock and 40,000 shares have been designated Series B convertible preferred stock. As of October 31, 2003, there were 56,122,809 shares of common stock outstanding, no shares of Series A junior participating preferred stock and 40,000 shares of Series B convertible preferred stock outstanding.

Common Stock

        The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of preferred stock currently outstanding or issued in the future, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock that may be issued under this prospectus will be, fully paid and non-assessable.

Preferred Stock

        Of the 10,000,000 shares of preferred stock authorized, we have designated 3,100,000 shares as Series A junior participating preferred stock and 40,000 shares as Series B convertible preferred stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 6,860,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

Series A Junior Participating Preferred Stock

        In June 2001, our board of directors approved the adoption of a share purchase rights plan and, pursuant to its authority as described above, authorized 3,100,000 shares of Series A junior participating preferred stock. A certificate of designation filed with the Secretary of State of the State of Delaware sets forth the rights, privileges and preferences of the Series A junior participating preferred stock. Terms of the plan provide for a dividend distribution of one preferred share purchase right for each outstanding share of our common stock. The rights have certain anti-takeover effects and will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The dividend distribution was payable on June 22, 2001 to stockholders of record on that date. Each right entitles the registered holder to purchase from us 1/100 of a share of

Series A junior participating preferred stock at a price of $225.00 per 1/100 of a share of Series A junior participating preferred stock, subject to adjustment. Each 1/100 of a share of Series A junior participating preferred stock has designations and powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of a share of common stock.

        The rights are not exercisable until the "distribution date" as defined in the certificate of designation for the Series A junior participating preferred stock. The rights will expire on June 1, 2011, unless the rights are earlier redeemed or exchanged by us. Each share of Series A junior participating preferred stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, dissolution or winding down, the holders of the Series A junior participating preferred stock would be entitled to a minimum preferential liquidation payment of $100 per share, but would be entitled to receive an aggregate payment equal to 100 times the payment made per share of common stock. Each share of Series A junior participating preferred stock will have 100 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Series A junior participating preferred stock will be entitled to receive 100 times the amount of consideration received per share of common stock. Because of the nature of the Series A junior participating preferred stock dividend and liquidation rights, the value of 1/100 of a share of Series A junior participating preferred stock should approximate the value of one share of common stock. The Series A junior participating preferred stock ranks junior to the Series B convertible preferred stock and would rank junior to any other series of preferred stock. Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends.

Series B Convertible Preferred Stock

        In January 2002, our board of directors, pursuant to its authority as described above, authorized 40,000 shares of Series B convertible preferred stock. In connection with a strategic alliance with Enzon Pharmaceuticals, Inc., we entered into a preferred stock purchase agreement pursuant to which we sold to Enzon and Enzon purchased from us 40,000 shares of non-voting Series B convertible preferred stock at a purchase price of $1,000 per share for an aggregate purchase price of $40,000,000. A certificate of designation filed with the Secretary of State of the State of Delaware sets forth the rights, privileges and preferences of the Series B convertible preferred stock. Pursuant to the certificate of designation, the Series B convertible preferred stock does not have voting rights. The Series B convertible preferred stock is convertible, in whole or in part, into that number of shares of our common stock equal to the quotient of $1,000 per share divided by the conversion price. The "conversion price" shall initially be equal to $22.79 per share or 125% of the closing price and at no time can the Series B convertible preferred stock convert into shares of common stock at a discount to the closing price. The "closing price" equals $18.23 per share and was based upon the average of our closing bid prices as listed on The Nasdaq National Market for the 20 trading days preceding the date of the closing of the transaction.

        The Series B convertible preferred stock is convertible at the option of the holder after the first anniversary of the original issuance of the Series B convertible preferred stock, which was January 7, 2002, or, if earlier, upon a "change in control" (as defined in the certificate of designation). Except with respect to an automatic conversion as described below, the conversion price shall be equal to 125% of the closing price until the third anniversary of the original issue date of the Series B convertible preferred stock, which will be January 7, 2004. Upon the third anniversary of the original issue date, the conversion price shall be adjusted to be equal to either (i) the closing price, in the event that the average of the closing bid prices of our common stock as quoted on The Nasdaq National Market for the 20 trading days preceding the third anniversary of the original issuance (the "Future

Price") is less than or equal to the closing price; (ii) the Future Price (as defined above) if the Future Price is greater than the closing price but less than 125% of the closing price; or (iii) 125% of the closing price if the Future Price is equal to or greater than 125% of the closing price.

        To the extent not previously converted, the Series B convertible preferred stock will automatically convert into shares of our common stock, based on the then effective conversion price, upon the earliest of (i) the fourth anniversary of the original issue date; (ii) immediately prior to an "asset transfer" or "acquisition" (as defined in the certificate of designation); or (iii) with the consent of the holders of a majority of the then outstanding Series B convertible preferred stock immediately prior to our liquidation, dissolution or winding up. In the event of an automatic conversion pursuant to an asset transfer, acquisition or liquidation, the adjustment mechanism described above will be applied immediately prior to the automatic conversion.

        In the event of our liquidation, dissolution or winding down, either voluntary or involuntary, following the payment of any distributions due the holders of any class of capital stock or series of preferred stock that ranks senior to the Series B convertible preferred stock, the holders of the Series B convertible preferred stock shall be entitled to receive, prior and in preference to any distribution of any of our assets or surplus funds to the holders of our common stock or any class of capital stock or series of preferred stock that does not rank senior to or on parity with the Series B convertible preferred stock, an amount per share (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to the Series B convertible preferred stock) equal to up to $1,000.

Registration Rights

        As of the date hereof, AFAC Equity L.P. has the right to include 72,419 shares of our common stock purchased pursuant to purchase agreements in certain public offerings of our common stock for our account or the account of other security holders, for registration in certain registration statements filed by us with the SEC. AFAC Equity, L.P. has included 72,419 shares of our common stock for registration in the registration statement filed with the SEC of which this prospectus is a part. We are required to pay all expenses in connection with such registration. Enzon has the right to require us to register shares of our common stock issued upon conversion of the Series B convertible preferred stock issued pursuant to the purchase agreement relating to its equity investment. We are required to pay all expenses in connection with such registration. Pfizer has the right to include shares of our common stock purchased pursuant to the purchase agreement relating to its equity investment in the first firmly underwritten public offering of our common stock effected after January 18, 2000. We are required to pay all expenses in connection with such registration, excluding the fees of counsel for Pfizer. Baxter has the right to include shares of our common stock purchased pursuant to the purchase agreement relating to its equity investment in any firmly underwritten public offering of our common stock effected prior to March 1, 2004. We are required to pay all expenses in connection with such registration, excluding fees of counsel for Baxter.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents.

Rights Plan

        We are subject to certain anti-takeover provisions under our share purchase rights plan. The rights issued and issuable pursuant to our share purchase rights plan trade with our common stock and are not currently exercisable. Under certain circumstances, the rights initially become exercisable for 1/100 share of our Series A junior participating preferred stock. The plan also provides that:

  •
  if a third party acquires more than 20% of our common stock, the rights holders, other than the third party, would have the right to purchase a certain number of shares of our common stock at a discount;

  •
  if we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold, the rights holders would have the right to acquire a certain number of shares of the common stock of the acquiring company at a discount; or

  •
  our board of directors may, under certain circumstances, exchange each right, other than those held by such third party, for one share of our common stock.

        The provisions described above may discourage, delay or prevent a third party from acquiring us. These provisions may also discourage, delay or prevent a third party from acquiring a large portion of our securities, or initiating a tender offer or proxy contest, even if our stockholders might receive a premium for their shares in the acquisition over then current market prices.

Certificate of Incorporation

        Our certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. Stockholders have no cumulative voting rights, and the stockholders representing a majority of the shares of common stock outstanding are able to elect all of the directors.

        Our certificate of incorporation also requires that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing and that the stockholders may amend our bylaws or adopt new bylaws, only by the affirmative vote of 66 2/3% of the outstanding voting securities. A special meeting of the stockholders may be called by our Chairman, our Chief Executive Officer, a resolution adopted by a majority of the total number of authorized directors or stockholders owning 10% or more of the outstanding voting capital stock. These provisions may have the effect of delaying, deferring or preventing a change in control.

        The classification of our board of directors and lack of cumulative voting will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

        These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies of our board of directors and to discourage certain types of transactions that may involve an actual or threatened change in control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy rights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, such provisions also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Section 203 of the Delaware General Corporation Law

        We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

  •
  prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        In general, Section 203 defines "business combination" to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines "interested stockholder" as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

Certain Transactions

        Our bylaws provide that we will indemnify our directors and officers, employees and other agents to the fullest extent permitted by Delaware law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

        In addition, our certificate of incorporation provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. However, this provision does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief that will remain available under Delaware law. In addition, each director will continue to be subject to liability for (i) breach of the directors duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violating Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Transfer Agent and Registrar

        Mellon Investor Services LLC is the transfer agent and registrar for our common stock. Mellon Investor Services' address is 235 Montgomery Street, 23rd Floor, San Francisco, CA 94104 and telephone number is (415) 743-1422.

SELLING SECURITY HOLDERS

        We originally issued and sold the notes to the initial purchasers in transactions exempt from the registration requirements of the Securities Act, and the initial purchasers immediately resold the notes to persons they reasonably believed to be "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act. We originally issued and sold the shares of common stock held by AFAC Equity, L.P. in a transaction exempt from the registration requirements of the Securities Act. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and common stock into which the notes are convertible and the 72,419 shares of common stock originally purchased by AFAC Equity, L.P.

        The following table sets forth information, as of December 8, 2003, with respect to the selling holders and the principal amounts of notes, if any, and numbers of shares of common stock, if any, beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders, and we have not independently verified this information. The selling holders may offer all, some or none of the notes or common stock covered by this prospectus. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales; the table below assumes that all selling holders will sell all of their notes or common stock, unless otherwise indicated. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their notes and common stock in transactions exempt from the registration requirements of the Securities Act.

Name	Principal Amount of Notes Beneficially Owned and Offered(1)	Common Stock Beneficially Owned(1)(2)		Common Stock Offered(1)(2)		Principal Amount of Notes Owned After Completion of Offering	Common Stock Owned After Completion of Offering
AFAC Equity, L.P.	$0	72,419	(3)	72,419	(3)	0	0
AIG DKR SoundShore Oasis Holding Fund Ltd.	$1,500,000	132,158		132,158		0	0
AIG DKR SoundShore Opportunity Holding Fund Ltd.	$1,155,000	101,762		101,762		0	0
AIG DKR SoundShore Strategic Holding Fund Ltd.	$2,095,000	184,581		184,581		0	0
Alexandra Global Master Fund Ltd.	$3,000,000	264,317		264,317		0	0
Aristeia International Limited	$3,645,000	321,145		321,145		0	0
Aristeia Trading LLC(4)	$855,000	75,330		75,330		0	0
Brencourt Merger Arbitrage Master Fund Ltd.	$2,000,000	176,211		176,211		0	0
CNH CA Master Account, L.P.	$1,500,000	132,158		132,158		0	0
Context Convertible Arbitrage Offshore, LTD	$2,280,000	200,881		200,881		0	0
Context Convertible Arbitrage Fund, L.P.(4)	$1,220,000	107,488		107,488		0	0
Credit Suisse First Boston Europe Limited(5)	$31,500,000	2,775,329		2,775,329		0	0
CRT Capital Group LLC(4)	$2,000,000	176,211		176,211		0	0
DBAG—London(4)	$3,000,000	264,317		264,317		0	0
Deutsche Bank Securities Inc.(4)	$500,000	44,052		44,052		0	0
DKR Saturn Event Driven Holding Fund Ltd.	$9,125,000	823,964	(6)	803,964		0	20,000
DKR Saturn Special Situations Holding Fund Ltd.	$9,125,000	803,964		803,964		0	0
Equitec Group, LLC(5)	$500,000	44,052		44,052		0	0
Friedman, Billings, Ramsey & Co., Inc.(4)	$300,000	26,431		26,431		0	0
GLG Global Convertible Fund	$2,500,000	220,264		220,264		0	0
GLG Global Convertible UCITS Fund	$500,000	44,052		44,052		0	0
GLG Market Neutral Fund	$6,000,000	528,634		528,634		0	0
Grace Convertible Arbitrage Fund, Ltd.(5)	$3,000,000	264,317		264,317		0	0
Hourglass Master Fund, Ltd.	$2,700,000	237,885		237,885		0	0
James D. Balakian	$500,000	44,052		44,052		0	0
JP Morgan Securities Inc.(4)	$3,000,000	272,409	(7)	264,317		0	8,092
Ramius Master Fund, Ltd.(5)	$2,500,000	220,264		220,264		0	0
RCG Latitude Master Fund, Ltd.(5)	$2,500,000	220,264		220,264		0	0
Salomon Brothers Asset Management, Inc.(5)	$18,472,000	1,627,488		1,627,488		0	0
Salomon Brothers Asset Management, Inc.(5)	$14,000,000	1,233,480		1,233,480		0	0
Tewksbury Investment Fund Ltd.	$500,000	44,052		44,052		0	0
UBS O'Connor LLC, F/B/O O'Connor Global Convertible Arbitrage Master Ltd	$5,000,000	440,528		440,528		0	0
UBS O'Connor LLC, F/B/O O'Connor Global Convertible Portfolio	$250,000	22,026		22,026		0	0
ZCM Asset Holding Co., Inc.	$300,000	26,431		26,431		0	0

(1)
Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their notes and common stock.

(2)
Unless otherwise noted, represents shares of common stock issuable upon conversion of the notes.

(3)
Represents 72,419 shares of common stock acquired by AFAC Equity, L.P. in a transaction exempt from the registration requirements of the Securities Act.

(4)
These selling security holders are also registered broker-dealers and therefore may be "underwriters" within the meaning of the Securities Act.

(5)
These selling security holders are affiliates of registered broker-dealers and have advised us that they purchased the notes in the ordinary course of business and, at the time of the purchase of the notes, had no agreements or understandings directly or indirectly with any person to distribute the notes or the shares of common stock issuable upon conversion thereof.

(6)
Includes 20,000 shares of common stock held separate from conversion of the notes.

(7)
Includes 8,092 shares of common stock held separate from conversion of the notes.

        Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc., Friedman, Billings, Ramsey & Co., Inc. and SG Cowen Securities Corporation were the initial purchasers of the notes described in this prospectus. With the exception of Friedman, Billings, Ramsey & Co., Inc., none of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years. The selling holders purchased the notes in transactions exempt from the registration requirements of the Securities Act on or after June 30, 2003. All of the notes were "restricted securities" under the Securities Act prior to this registration. AFAC Equity, L.P. purchased the shares of common stock in transactions exempt from the registration requirements of the Securities Act in 2002. All of the shares of common stock held by AFAC Equity, L.P. covered by this prospectus were "restricted securities" under the Securities Act prior to this registration.

        Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus and/or amendments to the registration statement of which this prospectus is a part, if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

PLAN OF DISTRIBUTION

        The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and/or the common stock covered by this prospectus from time to time directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

        The notes and/or the common stock covered by this prospectus may be sold:

  •
  in one or more transactions at fixed prices;

  •
  at prevailing market prices at the time of sale;

  •
  at prices related to the prevailing market prices;

  •
  at varying prices determined at the time of sale; or

  •
  at negotiated prices.

        These sales may be effected in transactions, which may involve crosses or block transactions:

  •
  on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the notes or the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise; or

  •
  through the settlement of short sales.

Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with the sale of the notes and/or the common stock covered by this prospectus, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock in the course of hedging the positions they assume; however, the selling holders may not use the common stock covered by this prospectus to satisfy a short sale obligation entered into prior to the effectiveness of the registration statement of which this prospectus is a part. Subject to the limitation described above, the selling holders may also sell the notes or the common stock covered by this prospectus short and deliver these securities to close out their short positions, or loan or pledge the notes or the common stock to broker-dealers or other financial institutions that in turn may sell these securities. The selling holders also may transfer, donate and pledge notes and shares of common stock covered by this prospectus, in which case the transferees, donees, pledgees or other successors in interest will be deemed selling holders for purposes of this prospectus.

        The aggregate proceeds to the selling holders from the sale of the notes or common stock offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their broker-dealers or agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through broker-dealers or agents. We will not receive any of the proceeds from the offering of the notes or common stock covered by this prospectus.

        Our common stock is listed for trading on the Nasdaq National Market. There is no public market for the notes, and we do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes. The notes are currently designated for trading on the PORTAL Market. However, once notes are sold by means of this prospectus, those notes will no longer trade on the PORTAL Market.

        In order to comply with the securities laws of some states, if applicable, the notes and/or common stock covered by this prospectus may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and/or common stock covered by this prospectus may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and/or common stock covered by this prospectus may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the notes and/or common stock may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders could be subject to certain statutory liabilities under the federal securities laws, including under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934.

        The selling securityholders and any other persons participating in the distribution of the notes and/or common stock covered by this prospectus will be subject to the Securities Exchange Act. The Securities Exchange Act rules include, without limitation, Regulation M, which may limit the timing of or prohibit the purchase and sale of notes and/or common stock covered by this prospectus by the selling securityholders and any such other person. In addition, under Regulation M, any selling securityholder or other person engaged in the "distribution", within the meaning of Regulation M, of the notes and/or common stock covered by this prospectus may not engage in market-making activities with respect to the notes and/or common stock for certain periods prior to the commencement of that distribution, unless, in the case of persons other than selling securityholders, an applicable exemption is available under Regulation M. The foregoing may affect the marketability of the notes and/or common stock covered by this prospectus and the ability of any person or entity to engage in market-making activities with respect to those securities.

        In that regard, the selling securityholders are required to acknowledge that they understand their obligations to comply with the provisions of the Securities Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with the offering made by this prospectus. Each selling securityholder is required to agree that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

        The selling holders may not sell any, or may sell less than all, of the notes and/or common stock offered by them pursuant to this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder may transfer, devise or gift these securities by other means not described in this prospectus.

        To the extent required, the specific notes and/or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock into which the notes are convertible under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act.

        We entered into registration rights agreements for the benefit of AFAC Equity, L.P. ("AFAC") to register the shares of common stock held by AFAC under applicable federal and state securities laws under specific circumstances and at specific times, including the 72,419 shares held by AFAC covered by this prospectus. The registration rights agreements provide for cross-indemnification of AFAC and us and AFAC's and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the shares of common stock, including liabilities under the Securities Act.

        We will pay substantially all costs and expenses associated with the registration of the notes and the common stock covered by this prospectus. These expenses include the SEC's filing fees and fees under state securities or "blue sky" laws. The selling stockholders, including AFAC, will pay all underwriting discounts, commissions, transfer taxes and certain other expenses associated with any sale of the notes and/or the common stock by them.

LEGAL MATTERS

        The validity of the notes and the shares of common stock offered by this prospectus will be passed upon for us by Cooley Godward LLP, Palo Alto, California. As of the date of this prospectus, certain partners and associates of Cooley Godward LLP own an aggregate of 3,000 shares of our common stock.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the distribution of the notes and common stock being registered. All amounts are estimated, except the SEC Registration Fee:

SEC Registration Fee	$8,981
Accounting Fees	$10,000
Legal Fees and Expenses	$50,000
Printing and Engraving	$10,000
Nasdaq National Market filing fee	$22,500
Miscellaneous	$4,000

Total	$105,481

Item 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

        Our certificate of incorporation, as amended, provides for the elimination of liability for monetary damages for breach of our directors' fiduciary duty of care to us and our stockholders. These provisions do not eliminate our directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any transaction from which the director derived an improper personal benefit and for violating Section 174 of the Delaware General Corporation Law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

        We have entered into agreements with our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of us or any of our affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of us and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

        We and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc., Friedman, Billings, Ramsey & Co., Inc. and SG Cowen Securities Corporation entered into a registration rights agreement for the benefit of the holders of notes to register under the federal securities laws the notes and common stock into which the notes are convertible. This registration rights agreement contains provisions for cross-indemnification of the selling security holders and us and their and our respective officers, employees and controlling persons against certain liabilities under the Securities Act.

        We entered into a registration rights agreement for the benefit of AFAC Equity, L.P. ("AFAC") to register the shares of common stock held by AFAC under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of AFAC and us and AFAC's and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the shares of common stock, including liabilities under the Securities Act.

Item 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits.

Exhibit Number		Description of Document
3.1	(1)	Certificate of Incorporation of Inhale Therapeutic Systems (Delaware), Inc.
3.2	(1)	Bylaws of Nektar Therapeutics.
3.3	(8)	Certificate of Amendment of the Amended Certificate of Incorporation of Nektar Therapeutics.
3.4	(11)	Certificate of Designation of Series A Junior Participating Preferred Stock of Nektar Therapeutics.
3.5	(12)	Certificate of Designation of Series B Convertible Preferred Stock of Nektar Therapeutics.
3.6	(14)	Certificate of Ownership and Merger of Nektar Therapeutics.
4.1		Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6.
4.2	(2)	Restated Investor Rights Agreement, dated April 29, 1993, as amended October 29, 1993, by and among Nektar Therapeutics and certain other persons named therein.
4.3	(3)	Stock Purchase Agreement, dated January 18, 1995, by and between Nektar Therapeutics and Pfizer Inc.
4.4	(4)	Form of Purchase Agreement, dated January 28, 1997, by and among Nektar Therapeutics and the individual Purchasers.
4.5	(5)	Stock Purchase Agreement, dated December 8, 1998, by and between Nektar Therapeutics and Capital Research and Management Company.
4.6	(6)	Purchase Agreement, dated October 6, 1999, by and among Nektar Therapeutics, Lehman Brothers Inc., Deutsche Bank Securities Inc. and U.S. Bancorp Piper Jaffray Inc.
4.7	(6)	Resale Registration Rights Agreement, dated October 13, 1999, by and among Nektar Therapeutics, Lehman Brothers Inc., Deutsche Bank Securities Inc. and U.S. Bancorp Piper Jaffray Inc.
4.8	(6)	Indenture, dated October 13, 1999, by and between Nektar Therapeutics, as Issuer, and Chase Manhattan Bank and Trust Company, National Association, as Trustee.
4.9	(6)	Form of Inhale Registration Rights Agreement, dated January 25, 2000, by and between Nektar Therapeutics and Alliance Pharmaceutical Corp.
4.10	(7)	Purchase Agreement, dated February 2, 2000, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc. and U.S. Bancorp Piper Jaffray Inc.
4.11	(7)	Resale Registration Rights Agreement, dated February 8, 2000, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc. and U.S. Bancorp Piper Jaffray Inc.
4.12	(7)	Indenture, dated February 8, 2000, by and between Nektar Therapeutics, as Issuer, and Chase Manhattan Bank and Trust Company, National Association, as Trustee.
4.13	(14)	Specimen Common Stock certificate.
4.14	(9)	Specimen warrants to purchase shares of Common Stock.
4.15	(10)	Purchase Agreement, dated October 11, 2000, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc. and U.S. Bancorp Piper Jaffray Inc.
4.16	(10)	Resale Registration Rights Agreement, dated October 17, 2000, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities, Inc., Lehman Brothers Inc. and U.S. Bancorp Piper Jaffray Inc.
4.17	(10)	Indenture, dated October 17, 2000, by and between Nektar Therapeutics, as Issuer, and Chase Manhattan Bank and Trust Company, National Association, as Trustee.

4.18	(11)	Rights Agreement, dated as of June 1, 2001, by and between Nektar Therapeutics and Mellon Investor Services LLC., as Rights Agent.
4.19	(11)	Form of Right Certificate.
4.20	(12)	Preferred Stock Purchase Agreement, dated January 7, 2002, by and between Nektar Therapeutics and Enzon Pharmaceuticals, Inc.
4.21	(13)	Common Stock Purchase Agreement, dated June 7, 2002, by and between Nektar Therapeutics and AFAC Equity L.P.
4.22	(13)	Common Stock Purchase Agreement, dated July 9, 2002, by and between Nektar Therapeutics and AFAC Equity L.P.
4.23	(15)	Common Stock Purchase Agreement, dated December 6, 2002, by and between Nektar Therapeutics and AFAC Equity L.P.
4.24	(16)	Purchase Agreement, dated June 25, 2003, by and amount Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc., Friedman, Billings, Ramsey & Co. Inc. and SG Cowen Securities Corporation.
4.25	(16)	Resale Registration Rights Agreement, dated June 30, 2003, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc., Friedman, Billings, Ramsey & Co., Inc. and SG Cowen Securities Corporation.
4.26	(16)	Indenture, dated June 30, 2003, by and between Nektar Therapeutics and J.P. Morgan Trust Company, National Association, as trustee.
4.27	(17)	Indenture, dated October 9, 2003, by and between Nektar Therapeutics and J.P. Morgan Trust Company, National Association, as trustee.
4.28	(19)	Resale Registration Rights Agreement, dated October 9, 2003, by and among Nektar Therapeutics and the entities named therein.
4.29	(17)	Form of Convertible Subordinated Note due 2010.
4.30	(18)	First Supplemental Indenture, dated October 17, 2003, by and between Nektar Therapeutics and J.P. Morgan Trust Company, National Association, as trustee.
5.1	(20)	Opinion of Cooley Godward LLP.
12.1	(21)	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1	(21)	Consent of Ernst & Young LLP, independent auditors.
23.2	(20)	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1	(20)	Power of Attorney (included in the signature page).
25.1	(20)	Form T-1. Statement of Eligibility under the Trust Indenture Act of J.P. Morgan Trust Company, National Association.

(1)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(2)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Registration Statement on Form S-1 (No. 33-75942), as amended.

(3)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Registration Statement on Form S-1 (No. 33-89502), as amended.

(4)
Incorporated by reference to Nektar Therapeutics' Registration Statement on Form S-3 (No. 333-20787).

(5)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Registration Statement on Form S-3 (No. 333-68897), as amended.

(6)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Registration Statement on Form S-3 (No. 333-94161), as amended.

(7)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Annual Report on Form 10-K for the year ended December 31, 1999.

(8)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(9)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

(10)
Incorporated by reference to Nektar Therapeutics' Registration Statement on Form S-3 (No. 333-53678), filed on January 12, 2001.

(11)
Incorporated by reference to Nektar Therapeutics' Current Report on Form 8-K, filed on June 4, 2001.

(12)
Incorporated by reference to Nektar Therapeutics' Current Report on Form 8-K, filed on January 8, 2002.

(13)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

(14)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Current Report on Form 8-K, filed on January 23, 2003.

(15)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Annual Report on Form 10-K for the year ended December 31, 2002.

(16)
Incorporated by reference to Nektar Therapeutics' Current Report on Form 8-K, filed July 2, 2003.

(17)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Current Report on Form 8-K, filed on October 10, 2003.

(18)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Current Report on Form 8-K, filed on October 20, 2003.

(19)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Current Report on Form 8-K, filed on November 3, 2003.

(20)
Previously filed.

(21)
Filed herewith.

Item 17.    UNDERTAKINGS.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement.

          (2)   That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under Subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Carlos, State of California, on December 8, 2003.

NEKTAR THERAPEUTICS (Registrant)
By:	/s/ AJIT S. GILL Ajit S. Gill Chief Executive Officer, President and Director

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ AJIT S. GILL Ajit S. Gill	President, Chief Executive Officer and Director (Principal Executive Officer)	December 8, 2003
* Robert B. Chess	Executive Chairman of the Board of Directors	December 8, 2003
* Ajay Bansal	Vice President, Finance and Administration and Chief Financial Officer (Principal Accounting and Financial Officer)	December 8, 2003
* John S. Patton, Ph.D.	Founder, Chief Scientific Officer and Director	December 8, 2003
* Michael A. Brown	Director	December 8, 2003
James B. Glavin	Director
* Christopher A. Kuebler	Director	December 8, 2003
* Irwin Lerner	Director	December 8, 2003
* Melvin Perelman, Ph.D.	Director	December 8, 2003
* Roy A. Whitfield	Director	December 8, 2003
*By:	/s/ AJIT S. GILL Ajit S. Gill Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description of Document
3.1	(1)	Certificate of Incorporation of Inhale Therapeutic Systems (Delaware), Inc.
3.2	(1)	Bylaws of Nektar Therapeutics.
3.3	(8)	Certificate of Amendment of the Amended Certificate of Incorporation of Nektar Therapeutics.
3.4	(11)	Certificate of Designation of Series A Junior Participating Preferred Stock of Nektar Therapeutics.
3.5	(12)	Certificate of Designation of Series B Convertible Preferred Stock of Nektar Therapeutics.
3.6	(14)	Certificate of Ownership and Merger of Nektar Therapeutics.
4.1		Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and 3.6.
4.2	(2)	Restated Investor Rights Agreement, dated April 29, 1993, as amended October 29, 1993, by and among Nektar Therapeutics and certain other persons named therein.
4.3	(3)	Stock Purchase Agreement, dated January 18, 1995, by and between Nektar Therapeutics and Pfizer Inc.
4.4	(4)	Form of Purchase Agreement, dated January 28, 1997, by and among Nektar Therapeutics and the individual Purchasers.
4.5	(5)	Stock Purchase Agreement, dated December 8, 1998, by and between Nektar Therapeutics and Capital Research and Management Company.
4.6	(6)	Purchase Agreement, dated October 6, 1999, by and among Nektar Therapeutics, Lehman Brothers Inc., Deutsche Bank Securities Inc. and U.S. Bancorp Piper Jaffray Inc.
4.7	(6)	Resale Registration Rights Agreement, dated October 13, 1999, by and among Nektar Therapeutics, Lehman Brothers Inc., Deutsche Bank Securities Inc. and U.S. Bancorp Piper Jaffray Inc.
4.8	(6)	Indenture, dated October 13, 1999, by and between Nektar Therapeutics, as Issuer, and Chase Manhattan Bank and Trust Company, National Association, as Trustee.
4.9	(6)	Form of Inhale Registration Rights Agreement, dated January 25, 2000, by and between Nektar Therapeutics and Alliance Pharmaceutical Corp.
4.10	(7)	Purchase Agreement, dated February 2, 2000, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc. and U.S. Bancorp Piper Jaffray Inc.
4.11	(7)	Resale Registration Rights Agreement, dated February 8, 2000, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc. and U.S. Bancorp Piper Jaffray Inc.
4.12	(7)	Indenture, dated February 8, 2000, by and between Nektar Therapeutics, as Issuer, and Chase Manhattan Bank and Trust Company, National Association, as Trustee.
4.13	(14)	Specimen Common Stock certificate.
4.14	(9)	Specimen warrants to purchase shares of Common Stock.
4.15	(10)	Purchase Agreement, dated October 11, 2000, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc. and U.S. Bancorp Piper Jaffray Inc.
4.16	(10)	Resale Registration Rights Agreement, dated October 17, 2000, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities, Inc., Lehman Brothers Inc. and U.S. Bancorp Piper Jaffray Inc.
4.17	(10)	Indenture, dated October 17, 2000, by and between Nektar Therapeutics, as Issuer, and Chase Manhattan Bank and Trust Company, National Association, as Trustee.
4.18	(11)	Rights Agreement, dated as of June 1, 2001, by and between Nektar Therapeutics and Mellon Investor Services LLC., as Rights Agent.
4.19	(11)	Form of Right Certificate.
4.20	(12)	Preferred Stock Purchase Agreement, dated January 7, 2002, by and between Nektar Therapeutics and Enzon Pharmaceuticals, Inc.

4.21	(13)	Common Stock Purchase Agreement, dated June 7, 2002, by and between Nektar Therapeutics and AFAC Equity L.P.
4.22	(13)	Common Stock Purchase Agreement, dated July 9, 2002, by and between Nektar Therapeutics and AFAC Equity L.P.
4.23	(15)	Common Stock Purchase Agreement, dated December 6, 2002, by and between Nektar Therapeutics and AFAC Equity L.P.
4.24	(16)	Purchase Agreement, dated June 25, 2003, by and amount Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc., Friedman, Billings, Ramsey & Co. Inc. and SG Cowen Securities Corporation.
4.25	(16)	Resale Registration Rights Agreement, dated June 30, 2003, by and among Nektar Therapeutics, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc., Friedman, Billings, Ramsey & Co., Inc. and SG Cowen Securities Corporation.
4.26	(16)	Indenture, dated June 30, 2003, by and between Nektar Therapeutics and J.P. Morgan Trust Company, National Association, as trustee.
4.27	(17)	Indenture, dated October 9, 2003, by and between Nektar Therapeutics and J.P. Morgan Trust Company, National Association, as trustee.
4.28	(19)	Resale Registration Rights Agreement, dated October 9, 2003, by and among Nektar Therapeutics and the entities named therein.
4.29	(17)	Form of Convertible Subordinated Note due 2010.
4.30	(18)	First Supplemental Indenture, dated October 17, 2003, by and between Nektar Therapeutics and J.P. Morgan Trust Company, National Association, as trustee.
5.1	(20)	Opinion of Cooley Godward LLP.
12.1	(21)	Statement of Computation of Ratio of Earnings to Fixed Charges.
23.1	(21)	Consent of Ernst & Young LLP, independent auditors.
23.2	(20)	Consent of Cooley Godward LLP (included in Exhibit 5.1).
24.1	(20)	Power of Attorney (included in the signature page).
25.1	(20)	Form T-1. Statement of Eligibility under the Trust Indenture Act of J.P. Morgan Trust Company, National Association.

(1)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

(2)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Registration Statement on Form S-1 (No. 33-75942), as amended.

(3)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Registration Statement on Form S-1 (No. 33-89502), as amended.

(4)
Incorporated by reference to Nektar Therapeutics' Registration Statement on Form S-3 (No. 333-20787).

(5)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Registration Statement on Form S-3 (No. 333-68897), as amended.

(6)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Registration Statement on Form S-3 (No. 333-94161), as amended.

(7)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Annual Report on Form 10-K for the year ended December 31, 1999.

(8)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

(9)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Quarterly Report on Form 10-Q for the quarter ended September 30, 2000.

(10)
Incorporated by reference to Nektar Therapeutics' Registration Statement on Form S-3 (No. 333-53678), filed on January 12, 2001.

(11)
Incorporated by reference to Nektar Therapeutics' Current Report on Form 8-K, filed on June 4, 2001.

(12)
Incorporated by reference to Nektar Therapeutics' Current Report on Form 8-K, filed on January 8, 2002.

(13)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

(14)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Current Report on Form 8-K, filed on January 23, 2003.

(15)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Annual Report on Form 10-K for the year ended December 31, 2002.

(16)
Incorporated by reference to Nektar Therapeutics' Current Report on Form 8-K, filed July 2, 2003.

(17)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Current Report on Form 8-K, filed on October 10, 2003.

(18)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Current Report on Form 8-K, filed on October 20, 2003.

(19)
Incorporated by reference to the indicated exhibit in Nektar Therapeutics' Current Report on Form 8-K, filed on November 3, 2003.

(20)
Filed previously.

(21)
Filed herewith.

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TABLE OF CONTENTS
SUMMARY
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
WHERE YOU CAN FIND MORE INFORMATION
DESCRIPTION OF THE NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
DESCRIPTION OF CAPITAL STOCK
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  Item 17. UNDERTAKINGS.
SIGNATURES
EXHIBIT INDEX